Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of September 19, 2014 (this “Amendment”), is entered into among FTD COMPANIES, INC., a Delaware corporation (the “Company”), INTERFLORA BRITISH UNIT, a company incorporated under the Laws of England & Wales (the “UK Borrower”, subject to the UK Borrower Sublimit, and together with the Company, the “Borrowers”), the Guarantors party hereto, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below and as amended by this Amendment).

RECITALS

WHEREAS, the Borrowers, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of July 17, 2013 (the “Existing Credit Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Existing Credit Agreement as provided herein (the Existing Credit Agreement, as amended hereby, the “Credit Agreement”).

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                                      Amendment.  Effective upon satisfaction of the conditions precedent set forth in Section 2 below, the Existing Credit Agreement (excluding the Schedules and Exhibits thereto, except as provided in the following two sentences) is hereby amended and restated in its entirety as set forth in Annex A attached hereto.  Schedule 2.01 to the Credit Agreement is hereby amended and restated in its entirety in the form of Annex B hereto and a new Schedule 2.01-A in the form of Annex C hereto is hereby added to the Credit Agreement.  A new Exhibit 2.05 in the form of Annex D and a new Exhibit 5.03 in the form of Annex E hereto are hereby added to the Credit Agreement.  As so amended, the Credit Agreement shall continue in full force and effect.

2.                                      Effectiveness; Conditions Precedent.  This Amendment shall be and become effective as of date hereof when all of the conditions set forth in this Section 2 shall have been satisfied.

(a)                                 Execution of Counterparts of Amendment.  The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Guarantors, the Administrative Agent and each Lender.

(b)                                 Opinions of Counsel. The Administrative Agent shall have received favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the date hereof, and in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  Organization Documents, Resolutions, Etc.  The Administrative Agent shall have received the following, in form and substance satisfactory to the Administrative Agent:

(i)                                     copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the date hereof;

(ii)                                  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party; and

(iii)                               such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d)                                 Term Loan Conditions Precedent.  The conditions precedent in Section 5.03 of the Credit Agreement shall have been satisfied.

Without limiting the generality of the provisions of the last paragraph of Section 10.03 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 2, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

3.                                      Expenses.  The Loan Parties agree to reimburse the Administrative Agent for all reasonable documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable documented fees and expenses of Moore & Van Allen PLLC.

4.                                      Ratification.  Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby.  This Amendment is a Loan Document.

5.                                      Authority/Enforceability.  Each Loan Party represents and warrants as follows:

(a)                                 It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)                                 This Amendment has been duly executed and delivered by such Loan Party and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) applicable Debtor Relief Laws and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)                                  The execution and delivery of this Amendment does not violate, contravene or conflict with any provision of its Organization Documents.

6.                                      Representations and Warranties of the Loan Parties.  Each Loan Party represents and warrants to the Lenders that after giving effect to this Amendment (a) the representations and warranties

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set forth in Article VI of the Credit Agreement are true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of the date hereof unless they specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date, and (b) no Default exists.  Notwithstanding the foregoing, the only representations and warranties the accuracy of which shall be a condition to the closing of this Amendment shall be the Specified Representations.

7.                                      Post-Closing Obligations.  The Loan Parties shall deliver to the Administrative Agent the items described in Annex F hereto within the time frames specified therein.

8.                                      Counterparts/Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Amendment by telecopy or other secure electronic format (.pdf) shall be effective as an original.

9.                                      GOVERNING LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.                               Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.                               Headings.  The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

12.                               Severability.  If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.                               Exiting Lenders; New Lenders; Assignments; Waiver of Breakage Costs.

(a)                                 Branch Banking and Trust Company, in its capacity as a Lender under the Existing Credit Agreement and as defined therein (the “Exiting Lender”) is signing this Agreement for the sole purpose of amending the Existing Credit Agreement and assigning its Revolving Commitments and outstanding Revolving Loans under the Existing Credit Agreement to the Lenders (other than the Exiting Lender).  Upon giving effect to this Agreement, the Revolving Commitments of the Exiting Lender under the Existing Credit Agreement shall be fully assigned at par to Revolving Lenders under the Credit Agreement and the Exiting Lender shall not be a Lender under the Credit Agreement.

(b)                                 All assignments effected pursuant to this Section 13 as well as any assignments of Revolving Commitments necessary such that the Applicable Percentages of the Lenders with respect to Revolving Commitments correspond to the amounts set forth on Schedule 2.01 hereto shall be deemed to comply with Section 11.06 of the Existing Credit Agreement.  Each Lender hereby waives any amounts otherwise payable to it pursuant to Section 3.05 of the Credit Agreement incurred as a result of the early termination of any Eurocurrency Rate Loans as a result of the assignments described in this clause (b).

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14.                               Acknowledgment of Guarantors.  The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and any documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Credit Agreement or the other Loan Documents.

15.                               Affirmation of Liens.  Each Loan Party affirms the liens and security interests created and granted by it in the Loan Documents (including, but not limited to, the Security Agreement and the Mortgages) and agrees that this Amendment shall in no manner adversely affect or impair such liens and security interests.

16.                               FATCA.  For purposes of determining withholding Taxes imposed under the FATCA, from and after the effective date of this Amendment, the Company and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

COMPANY:	FTD COMPANIES, INC.,
a Delaware corporation

	By:	/s/ Becky A. Sheehan
	Name:	Becky A. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

UK BORROWER:	INTERFLORA BRITISH UNIT,
a company incorporated under the Laws
of England & Wales

	By:	/s/ Rhys J. Hughes
	Name:	Rhys J. Hughes
	Title:	Director

GUARANTORS:	FLORISTS’ TRANSWORLD DELIVERY, INC.,
a Michigan corporation

	By:	/s/ Becky A. Sheehan
	Name:	Becky A. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

FTD GROUP, INC.,
a Delaware corporation

	By:	/s/ Becky A. Sheehan
	Name:	Becky A. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

FTD, INC.,
a Delaware corporation

	By:	/s/ Becky A. Sheehan
	Name:	Becky A. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

FTD.CA, INC.,
a Delaware corporation

	By:	/s/ Becky A. Sheehan
	Name:	Becky A. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

FTD.COM INC.,
a Delaware corporation

By:	/s/ Becky A. Sheehan
Name:	Becky A. Sheehan
Title:	Executive Vice President and Chief Financial Officer

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Anthea Del Bianco
	Name:	Anthea Del Bianco
	Title:	Vice President

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Erin M. Frey
	Name:	Erin M. Frey
	Title:	Senior Vice President

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Neel Morey
Name:	Neel Morey
Title:	Senior Vice President

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

BMO HARRIS BANK N.A.,
as a Lender

By:	/s/ Isabella Battista
Name:	Isabella Battista
Title:	Director

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

BANK OF MONTREAL,
as a Lender

By:	/s/ Isabella Battista
Name:	Isabella Battista
Title:	Director

BANK OF MONTREAL, LONDON BRANCH,

By:	/s/ A. C. Obdon
Name:	A. C. Obdon
Title:	Managing Director

By:	/s/ A. McClinton
Name:	A. McClinton
Title:	Managing Director

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

COMPASS BANK,
as a Lender

By:	/s/ Jeffrey Bork
Name:	Jeffrey Bork
Title:	Senior Vice President

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ W. J. Bowne
Name:	W. J. Bowne
Title:	Senior Vice President

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Travis J. Burns
Name:	Travis J. Burns
Title:	Vice President

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

UNION BANK, N.A.,
MUFG UNION BANK, N.A. f/k/a as a Lender

By:	/s/ Michael Gardner
Name:	Michael Gardner
Title:	Director

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

REGIONS BANK,
as a Lender

By:	/s/ Stephen J. McGreevy
Name:	Stephen J. McGreevy
Title:	Managing Director

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST BANK OF HIGHLAND PARK,
as a Lender

By:	/s/ Sara H. De Kuiper
Name:	Sara H. De Kuiper
Title:	Vice President

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

UNITED FCS, PCA D/B/A FCS COMMERCIAL FINANCE GROUP, as a Lender

By:	/s/ Jeremy Voigts
Name:	Jeremy Voigts
Title:	Vice President

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

1ST FARM CREDIT SERVICES, PCA,
as a Lender

By:	/s/ Corey J. Waldinger
Name:	Corey J. Waldinger
Title:	Vice President, Capital Markets Group

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

THE EXITING LENDER	BRANCH BANKING AND TRUST COMPANY,
as the Exiting Lender

	By:	/s/ Kurt W. Anstaett
	Name:	Kurt W. Anstaett
	Title:	Senior Vice President

FTD COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

Annex A

Credit Agreement

ANNEX A

CREDIT AGREEMENT

Dated as of July 17, 2013

among

FTD COMPANIES, INC.,

as the Company and a Borrower

and
INTERFLORA BRITISH UNIT,
as the UK Borrower subject to the UK Borrower Sublimit,

CERTAIN SUBSIDIARIES OF FTD COMPANIES, INC. IDENTIFIED HEREIN,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

BMO HARRIS BANK N.A.,

COMPASS BANK,

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

BANK OF AMERICA MERRILL LYNCH, and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Book Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	44
1.03	Accounting Terms	44
1.04	Rounding; Pro Forma Calculations	45
1.05	Exchange Rates; Currency Equivalents	45
1.06	Additional Alternative Currencies	46
1.07	Change of Currency	47
1.08	Times of Day	47
1.09	Letter of Credit Amounts	47

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		47

2.01	Revolving Loans and Term Loan	47
2.02	Borrowings, Conversions and Continuations of Loans	50
2.03	Letters of Credit	52
2.04	Swing Line Loans	61
2.05	Prepayments	64
2.06	Termination or Reduction of Revolving Commitments	67
2.07	Repayment of Loans	67
2.08	Interest	68
2.09	Fees	69
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	70
2.11	Evidence of Debt	71
2.12	Payments Generally; Administrative Agent’s Clawback	71
2.13	Sharing of Payments by Lenders	73
2.14	Cash Collateral	74
2.15	Defaulting Lenders	75
2.16	UK Borrower Liability	77

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		77

3.01	Taxes	77
3.02	Illegality	82
3.03	Inability to Determine Rates	83
3.04	Increased Costs	84
3.05	Compensation for Losses	85
3.06	Mitigation Obligations; Replacement of Lenders	86
3.07	UK Tax	87
3.08	Survival	92

ARTICLE IV GUARANTY		92

4.01	The Guaranty	92
4.02	Obligations Unconditional	92
4.03	Reinstatement	93
4.04	Certain Additional Waivers	93
4.05	Remedies	93
4.06	Rights of Contribution	94
4.07	Guarantee of Payment; Continuing Guarantee	95

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4.08	Keepwell	95

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		95

5.01	Conditions of Initial Credit Extension	95
5.02	Conditions to all Credit Extensions (other than the Initial Borrowing of the Term Loan and the Bloom Acquisition Advance)	98
5.03	Conditions to Initial Borrowing of the Term Loan	99
5.04	Conditions to Bloom Acquisition Advance	100

ARTICLE VI REPRESENTATIONS AND WARRANTIES		102

6.01	Organization, Powers, Qualification, Good Standing, Business and Restricted Subsidiaries	102
6.02	Authorization of Borrowing, Etc.	103
6.03	Financial Condition	104
6.04	No Material Adverse Change	104
6.05	Title to Properties; Liens; Real Property; Intellectual Property	104
6.06	Litigation; Adverse Facts	105
6.07	Payment of Taxes	105
6.08	No Default; Performance of Agreements	105
6.09	Governmental Regulation	106
6.10	Securities Activities	106
6.11	Employee Benefit Plans	106
6.12	[Reserved]	107
6.13	Environmental Protection	107
6.14	Employee Matters	107
6.15	Solvency	107
6.16	Matters Relating to Collateral	108
6.17	Disclosure	108
6.18	Insurance	109
6.19	Compliance with Laws	109
6.20	OFAC	109

ARTICLE VII AFFIRMATIVE COVENANTS		110

7.01	Financial Statements and Other Reports	110
7.02	Existence, Etc.	114
7.03	Payment of Taxes	114
7.04	Maintenance of Properties; Insurance	115
7.05	Inspection Rights	115
7.06	Compliance with Laws, Etc.	116
7.07	Environmental Matters	116
7.08	Execution of Guaranty and Personal Property Collateral Documents After the Closing Date	117
7.09	Matters Relating to Additional Real Property Collateral	118
7.10	Further Assurances	119
7.11	Use of Proceeds	119

ARTICLE VIII NEGATIVE COVENANTS		119

8.01	Indebtedness	119
8.02	Liens and Related Matters	121
8.03	Investments; Acquisitions	123
8.04	Contingent Obligations	125

8.05	Restricted Junior Payments	125
8.06	Financial Covenants	126
8.07	Restriction on Fundamental Changes; Asset Sales	127
8.08	Transactions with Affiliates	129
8.09	Sales and Lease-Backs	130
8.10	Conduct of Business	130
8.11	Fiscal Year	130
8.12	Sanctions	130
8.13	Amendment of Subordinated Indebtedness	130

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		131

9.01	Events of Default	131
9.02	Remedies Upon Event of Default	134
9.03	Application of Funds	135
9.04	Collection Allocation Mechanism for Total Revolving A Outstandings	136

ARTICLE X ADMINISTRATIVE AGENT		137

10.01	Appointment and Authority	137
10.02	Rights as a Lender	138
10.03	Exculpatory Provisions	138
10.04	Reliance by Administrative Agent	139
10.05	Delegation of Duties	139
10.06	Resignation of Administrative Agent	139
10.07	Non-Reliance on Administrative Agent and Other Lenders	141
10.08	No Other Duties; Etc.	141
10.09	Administrative Agent May File Proofs of Claim	141
10.10	Collateral and Guaranty Matters	142
10.11	Secured Cash Management Agreements and Secured Hedge Agreements	143

ARTICLE XI MISCELLANEOUS		143

11.01	Amendments, Etc.	143
11.02	Notices; Effectiveness; Electronic Communications	146
11.03	No Waiver; Cumulative Remedies; Enforcement	148
11.04	Expenses; Indemnity; Damage Waiver	149
11.05	Payments Set Aside	151
11.06	Successors and Assigns	151
11.07	Treatment of Certain Information; Confidentiality	156
11.08	Rights of Setoff	157
11.09	Interest Rate Limitation; UK Borrower Limitation	158
11.10	Counterparts; Integration; Effectiveness	158
11.11	Collateral Release	158
11.12	Survival of Representations and Warranties	159
11.13	Severability	159
11.14	Replacement of Lenders	160
11.15	Governing Law; Jurisdiction; Etc.	160
11.16	Waiver of Jury Trial	161
11.17	No Advisory or Fiduciary Responsibility	162
11.18	Electronic Execution of Assignments and Certain Other Documents	162
11.19	USA PATRIOT Act Notice	163
11.20	Judgment Currency	163

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
2.01-A	Term Loan Commitments and Applicable Percentages
6.01	Corporate Structure
6.05(b)	Real Property
6.05(c)	Intellectual Property
6.11	Certain Employee Benefit Plans
6.18	Insurance
8.01	Certain Existing Indebtedness
8.02	Certain Existing Liens
8.03	Certain Existing Investments
8.04	Certain Existing Contingent Obligations
11.02	Certain Addresses for Notices

EXHIBITS

1.01	Form of Secured Party Designation Notice
2.02	Form of Loan Notice
2.04	Form of Swing Line Loan Notice
2.05	Form of Notice of Loan Prepayment
2.11(a)	Form of Note
3.01	Forms of U.S. Tax Compliance Certificates
5.03	Form of Solvency Certificate
7.01	Form of Compliance Certificate
7.08	Form of Joinder Agreement
11.06(b)	Form of Assignment and Assumption
11.06(b)(iv)	Form of Administrative Questionnaire

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of July 17, 2013 among FTD COMPANIES, INC., a Delaware corporation (the “Company”), INTERFLORA BRITISH UNIT, a company incorporated under the Laws of England & Wales (the “UK Borrower”, subject to the UK Borrower Sublimit, and together with the Company, the “Borrowers”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrowers have requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjustment Period” has the meaning specified in Section 8.06(a).

“Administrative Agent” means Bank of America in its capacity as administrative agent and/or, in the case of certain Collateral Documents governed by English Law as trustee, under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.06(b)(iv) or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving A Commitments” means the Revolving A Commitments of all the Lenders.  The initial amount of the Aggregate Revolving A Commitments in effect on the Closing Date is $250,000,000.

“Aggregate Revolving B Commitments” means the Revolving B Commitments of all the Lenders.  The initial amount of the Aggregate Revolving B Commitments in effect on the Closing Date is $100,000,000.

“Agreement” means this Credit Agreement.

“Alternative Currency” means Euros, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Percentage” means respect to any Lender at any time, (a) with respect to such Lender’s Revolving A Commitment at such time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving A Commitments represented by such Lender’s Revolving A Commitment at such time, provided that if the commitment of each Lender to make Revolving A Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, or if the Revolving A Commitments have expired, then such Applicable Percentage of each Lender with respect to such Lender’s Revolving A Commitment shall be determined based on the Applicable Percentage of such Lender with respect to such Lender’s Revolving A Commitment most recently in effect, giving effect to any subsequent assignments; (b) with respect to such Lender’s Revolving B Commitment at such time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving B Commitments represented by such Lender’s Revolving B Commitment at such time; provided that if the commitment of each Lender to make Revolving B Loans has been terminated pursuant to Section 9.02, or if the Revolving B Commitments have expired, then such Applicable Percentage of each Lender with respect to such Lender’s Revolving B Commitment shall be determined based on the Applicable Percentage of such Lender with respect to such Lender’s Revolving B Commitment most recently in effect, giving effect to any subsequent assignments; and (c) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time.  The initial Applicable Percentage of each Lender with respect to Revolving A Commitments and Revolving B Commitment is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable.  The initial Applicable Percentage of each Lender with respect to Term Loan Commitments is set forth opposite the name of such Lender on Schedule 2.01-A.  The Applicable Percentages of the Revolving A Lenders shall be subject to adjustment as provided in Section 2.15.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(d):

Pricing Tier	Consolidated Net Leverage Ratio	Commitment Fee	Letters of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans
5	>3.75 to 1.0	0.40%	2.50%	2.50%	1.50%
4	< 3.75 to 1.0 but > 3.25 to 1.0	0.35%	2.25%	2.25%	1.25%
3	< 3.25 to 1.0 but > 2.50 to 1.0	0.30%	2.00%	2.00%	1.00%

2	< 2.50 to 1.0 but > 1.75 to 1.0	0.25%	1.75%	1.75%	0.75%
1	< 1.75 to 1.0	0.20%	1.50%	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 7.01(d), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the First Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.01(d) for the Fiscal Quarter ending December 31, 2014 shall be determined based upon Pricing Tier 2; provided, however, upon consummation of the Bloom Acquisition, the Pricing Tier shall be reset based on the calculation of the Consolidated Net Leverage Ratio required by Section 7.01(f) (or, if less favorable to the Company, the Pricing Tier shall be reset to Pricing Tier 3) and it shall remain at such Pricing Tier until the later of (i) the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.01(d) for the Fiscal Quarter ending December 31, 2014 and (ii) the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.01(d) for the Fiscal Quarter immediately following the consummation of the Bloom Acquisition.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale, transfer, lease or other disposition by the Company or any of its Restricted Subsidiaries to any Person of (i) any of the stock of any of the Company’s Restricted Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or any of its Restricted Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Company or any of its Restricted Subsidiaries.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, including the notes thereto.

“Availability Period” means, (a) with respect to the Revolving A Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Aggregate Revolving A Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving A Lender to make Revolving A Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02 and (b) (a) with respect to the Revolving B Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Aggregate Revolving B Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving B Lender to make Revolving B Loans pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Fee Letter” means, individually and collectively, (i) the letter agreement, dated June 18, 2013 among the Company, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (ii) the letter agreement, dated July 30, 2014 among the Company, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.0%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Beneficially Own” has the meaning assigned to that term in Rules 13d-3 and 13d-5 of the Exchange Act.  The term “Beneficial Owner” shall have a corresponding meaning.

“Bloom” means Provide Commerce, Inc., a Delaware corporation.

“Bloom Acquisition” means the acquisition of all of the Capital Stock of Bloom pursuant to, and in accordance with, the Bloom Acquisition Agreement.

“Bloom Acquisition Advance” means, as of the date of determination, a Borrowing of Revolving A Loans and/or Revolving B Loans by the Company in Dollars in an aggregate principal amount not to exceed the lesser of (a) the amount necessary to finance (i) the cash portion of the purchase price of the Bloom Acquisition (including any amount required to refinance existing Indebtedness of Bloom required to be refinanced in connection with the Bloom Acquisition) and (ii) the fees, costs and expenses incurred in connection with the Bloom Acquisition and (b) the sum of (i) to the extent positive, the Aggregate Revolving A Commitments minus the Total Revolving A Outstandings plus (ii) to the extent positive, the Aggregate Revolving B Commitments minus the aggregate Outstanding Amount of Revolving B Loans.

“Bloom Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of July 30, 2014, by and among the Company, Liberty Interactive Corporation, a Delaware corporation, and Bloom.

“Bloom Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (A) is or would reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of Bloom and the Company Subsidiaries (as defined in the Bloom Acquisition Agreement as in effect on the date thereof), taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Bloom Material Adverse Effect:  (i) any adverse change, effect, event, occurrence, state of facts or development demonstrably resulting from the announcement, pendency or consummation of the transactions contemplated by the Bloom Acquisition Agreement; (ii) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions generally affecting any of the industries in which Bloom participates, the U.S. economy or financial or credit markets (including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets); (iii) changes in Laws (as defined in the Bloom Acquisition Agreement as in effect on the date thereof) after the date of the Bloom Acquisition Agreement; (iv) changes in GAAP (as defined in the Bloom Acquisition Agreement as in effect on the date thereof) after the date of the Bloom Acquisition Agreement; (v) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (vi) any adverse change, effect, event, occurrence, state of facts or development with respect to the RedEnvelope (as defined in the Bloom Acquisition Agreement as in effect on the date thereof) business, except, with respect to clauses (ii), (iii), (iv) and (v), to the extent that the effects of such change are disproportionately adverse to the business, assets, properties, condition (financial or otherwise) or results of Bloom and the Company Subsidiaries, taken as a whole, as compared to other companies in the industries in which Bloom and the Company Subsidiaries operate; or (B) prevents or materially impairs or delays the ability of Bloom or Liberty Interactive Corporation, to perform its obligations under the Bloom Acquisition Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so.

“Borrower DTTP Filing” means an H.M. Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which (a) where it relates to a Treaty Lender that is a Party at the date of this Agreement, contains the scheme reference number and the jurisdiction of tax residence next to the signature of that Lender in the relevant signature page hereto (or that Lender has otherwise notified the relevant Borrower in writing of its scheme reference number and jurisdiction of tax residence at least 15 days before the Borrower is required to file a completed DTTP2 in order to comply with its obligations under this Agreement) and is filed with HM Revenue & Customs within thirty (30) days of this Agreement; or (b) where it relates to a Treaty Lender that becomes a Party after the date of this Agreement, contains the scheme reference number and the jurisdiction of tax residence in the Assignment and Assumption which that Lender executes, and for the purposes of (a) and (b) of this definition, is filed with H.M. Revenue & Customs within thirty (30) days of the date on which that Lender becomes a Party to this Agreement.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:  (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day; (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP as in effect on the Closing Date, is accounted for as a capital lease on the balance sheet of that Person (subject to Section 1.03(b)).

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that notwithstanding the foregoing any debt securities convertible into or exchangeable for Capital Stock shall not constitute Capital Stock at any time prior to such conversion or exchange.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed or insured as to interest and principal by the United States Government or any agency or instrumentality thereof or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within two years after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) demand deposits, time deposits and certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the Laws of the United States or any state thereof or the District of Columbia that at the time of investment (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) repurchase agreements and reverse repurchase agreements with any Lender or any Affiliate thereof (determined at the time such agreement is entered into) relating to marketable securities meeting the criteria set forth in clause (i) above; (vi) repurchase obligations with a term of not more than 28 days for underlying securities of the types described in clauses (i) and (v) above entered into with any financial institution meeting the qualifications specified in clause (iv) above (determined at the time such agreement is entered into); (vii) shares of any money market mutual fund that has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (vi) above (determined at the time of acquisition thereof); or (viii) with respect to Investments by any Foreign Subsidiary, any demand deposit account or other Investment having credit quality (in the reasonable judgment of the Company) similar to the foregoing (taking into account Investments available to such Foreign Subsidiary in the jurisdiction in which such Foreign Subsidiary operates) and available for investment in the jurisdiction where such Foreign Subsidiary operates.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (ii) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Cash Management Agreement or (iii) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Change in Control” means the occurrence of any one of the following:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of the voting power (in an election of members of the Governing Body of the Company) of the total outstanding Voting Stock of the Company; provided, however, following the consummation of the Bloom Acquisition, the ownership of not more than 40% of the total outstanding Voting Stock of the Company by Liberty Interactive Corporation and its Affiliates shall not constitute a “Change in Control”; or

(b)           (1) prior the consummation of the Bloom Acquisition, the majority of the Governing Body of the Company constitutes individuals who are not (i) individuals who constituted the Governing Body of the Company as of the later of (x) the First Amendment

Effective Date (y) the date that is two years prior to the applicable date of determination, or (ii) individuals whose election to the Governing Body or whose nomination for election to the Governing Body was approved by a vote of a majority of the members of the Governing Body of the Company at such time, which members comprising such majority were either directors referenced in clause (1)(i) above or whose election or nomination for election was previously so approved under this clause (1)(ii), or (2) after the consummation of the Bloom Acquisition, the majority of the Governing Body of the Company constitutes individuals who are not (i) individuals who constituted the Governing Body of the Company as of the later of (x) the date of the consummation of the Bloom Acquisition Date (including those individuals appointed to the Governing Body of the Company by Liberty Interactive Corporation and its Affiliates in accordance with the Bloom Acquisition Agreement) and (y) the date that is two years prior to the applicable date of determination, or (ii) individuals whose election to the Governing Body or whose nomination for election to the Governing Body was approved by a vote of a majority of the members of the Governing Body of the Company at such time, which members comprising such majority were either directors referenced in clause (2)(i) above or whose election or nomination for election was previously so approved under this clause (2)(ii); or

(c)           the Company at any time ceases to Beneficially Own 100% of the Capital Stock of the UK Borrower; or

(d)           the occurrence of a “Change in Control” (or similar term) as defined in any item of Indebtedness of the Company or its Restricted Subsidiaries in the outstanding principal amount of $20,000,000 or more.

For purposes of this definition, a person shall not be deemed to have Beneficial Ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Government Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Government Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan, Borrowing, Lender or Commitment, (a) refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving A Loans, Revolving B Loans or the Term Loan, (b) refers to whether such Commitment is a Revolving A Commitment, Revolving B Commitment or Term Loan Commitment, and (c) refers to whether such Lender is a Revolving A Lender, Revolving B Lender or Term Lender, as applicable.

“Closing Date” means July 17, 2013.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages and other security documents as may be executed and delivered by any Loan Party pursuant to the terms of Sections 7.08, 7.09 or 7.10 or any of the Loan Documents.

“Commitment” means, as to each Lender, the Revolving A Commitment of such Lender, the Revolving B Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning specified in the introductory paragraph hereto.

“Competitor” means (a) a Person that is primarily engaged in the business of selling or providing floral products, specialty foods, personalized gifts or other floral, specialty foods and personalized gift services, including, without limitation, fresh flowers, floral arrangements, special occasion gifts and floral network-related products and services or (b) an Affiliate of any Person described in the foregoing clause (a); provided, however, a “Competitor” shall not include any bona fide debt fund that is engaged in making, purchasing, holding or otherwise investing in a diversified portfolio of commercial loans and similar extensions of credit in the ordinary course of business (and the holdings of which do not primarily consist of Loans and Commitments) which is managed, sponsored or advised by any Person described in the foregoing clause (b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.01.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of:  (a) Consolidated Net Income, plus (b) to the extent included in calculating such Consolidated Net Income:  (i) Consolidated Interest Expense and any amounts referred to in Section 2.09 payable on or before the Closing Date and any amounts paid in respect of or pursuant to Hedge Agreements entered into in connection with Indebtedness of the Company and its Restricted Subsidiaries for protection against fluctuations in interest rates, whether consisting of periodic payments, upfront payments, termination payments or otherwise (other than amounts paid as a result of a breach or default under a Hedge Agreement), (ii) provisions for Taxes based on income, (including, for any time period prior to the Spin-Off Transaction, provisions recorded to the extent necessary to permit any corporate parent (or any Affiliate of such corporate parent) to discharge the consolidated, combined or other group Tax liabilities of such corporate parent and its Restricted Subsidiaries), (iii) total depreciation expense, (iv) total amortization expense, (v) any foreign currency translation or transaction losses (including losses related to currency remeasurements of indebtedness), (vi) extraordinary, unusual or non-recurring cash losses, charges or expenses (including, without limitation, expenses resulting from actual or potential transactions such as business combinations, mergers, acquisitions, and financing transactions (including compensation expense and expense for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms), severance expenses, facility closure expenses, relocation costs and other restructuring charges (but excluding any of the foregoing incurred in connection with the Bloom Acquisition), and charges (including fees, expenses, damages and settlement costs) related to litigation, arbitration, investigations, disputes or similar matters) (it being understood and agreed that Item 10(e) of Regulation S-K under the Securities Act of 1933 shall not constitute a limitation on any such determination and unusual or non-recurring losses, charges, expenses or gains shall be determined by Company in good faith)) in an amount not to exceed 10% of Consolidated Adjusted EBITDA in any consecutive four Fiscal Quarter period (determined after giving effect to this clause (vi)), (vii) losses, charges or expenses with respect to litigation, investigations and other legal matters disclosed under the section “Business — Legal Proceedings” in the Registration Statement (or legal matters arising out of the same or similar facts, circumstances or allegations that such litigation, investigations, and other legal matters relate to), not to exceed $10,000,000 in aggregate over the term of this Agreement), (viii) prior to the Spin-Off Transaction, corporate expenses and overhead funded or provided by United and not paid in Cash by the Company or any of its Restricted Subsidiaries, (ix) all other non-Cash expenses or losses  including, without limitation, non-Cash stock compensation expenses for officers, directors, employees and consultants (other than (A) any such non-Cash expense or charge to the extent it represents an accrual of or reserve for Cash expenditures or charge in any future period and (B) write-downs or reserves of account receivables or inventory), (x) all Equity-Related Compensation Payments, (xi) all charges, losses and expenses incurred in connection with the Spin-Off Transaction, including without limitation, such charges, losses and expenses incurred with the prepayment, amendment or refinancing of Indebtedness in connection with the Spin-Off Transaction, (xii) (A) any impairment charge or asset write-off or write-down, in each case relating to an intangible asset, pursuant to FASB ASC 360-10-20 and FASB ASC 350 or successor or related provision, (B) the amortization of intangible assets arising pursuant to FASB ASC 805 or successor or related provision, (C) the amortization or write-off deferred financing fees and (D) the amortization of other intangible assets, (xiii) all expenses incurred in connection with the negotiation, execution and closing of this Agreement, in an amount not to exceed $5,000,000 in the aggregate, and (xiv) transaction, integration and restructuring fees and expenses incurred in connection with the Bloom Acquisition that (A) in the case of transaction fees and expenses, are incurred before the date that is twelve months following the date of the consummation of the Bloom Acquisition and do not exceed $18,000,000 in the aggregate during the term of this Agreement and (B) in the case of integration and restructuring fees and expenses, are incurred prior to December 31, 2017  and do not exceed $33,000,000 in the aggregate during the term of this Agreement, minus (c) the following to the extent included in Consolidated Net Income:  (i) extraordinary, unusual or nonrecurring cash gains or income for such period (excluding any proceeds of business interruption insurance), (ii) non-cash gains and income for such period (other than (A) any such gain or income representing a reversal of an accrual or a reserve for any cash charge in any future period to the extent a corresponding cash payment was not made and (B) accruals or other items expected to result in a cash payment in a future period) and (C) any foreign currency translation or transaction gains (including gains related to currency remeasurements of indebtedness) plus (d) cost savings (net of realized benefits) and synergies projected by the Company in good faith to be realized as a result of the Bloom Acquisition and incurred within twelve (12) months after the First Amendment Effective Date in an aggregate amount not to exceed $6,000,000 during the term of this Agreement.  Consolidated Adjusted EBITDA shall be calculated on a Pro Forma Basis.

Notwithstanding anything to the contrary contained herein, from and after the date on which the Bloom Acquisition is consummated, Consolidated EBITDA for each of the Fiscal Quarters ending on each of the dates set forth below shall be deemed to be the amount set forth below opposite such date:

Fiscal Quarter Ending	Consolidated EBITDA

September 30, 2013	$8,243,000

December 31, 2013	$23,153,000

March 31, 2014	$43,031,000

June 30, 2014	$34,829,000

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in Cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its

Restricted Subsidiaries) by Company and its Restricted Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Restricted Subsidiaries minus the sum of the following to the extent included in calculating Consolidated Capital Expenditures during such period: (i) any Permitted Acquisition consummated during such period and (ii) capital expenditures in respect of the reinvestment of Net Cash Proceeds from Asset Sales and Recovery Events in accordance with the terms of Section 2.05(b)(iv)) during such period.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period (excluding, however, (i) any interest expense not payable in Cash (including amortization of discount, amortization of debt issuance costs and interest paid-in-kind or added to the existing principal amount) and (ii) original issue discount, financing fees, redemption premiums and agent fees).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Restricted Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Restricted Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Capital Leases and Indebtedness of Company and its Restricted Subsidiaries.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Adjusted EBITDA and (ii) decreases in Consolidated Working Capital (determined by comparing Consolidated Working Capital on the first day of such period to Consolidated Working Capital on the last day of such period) minus (b) the sum, without duplication, of the amounts for such period, of (i) Consolidated Cash Interest Expense, (ii) Consolidated Scheduled Funded Debt Payments, (iii) current taxes based on income of Company and its Restricted Subsidiaries and paid in Cash with respect to such period (including payments under a tax sharing agreement entered into with an Affiliate of Company permitted by Section 8.08), (iv) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditure), (v) Cash payments (and for clarification, not constituting proceeds of Indebtedness) made in respect of Permitted Acquisitions and other Investments permitted by Section 8.03, (vi) extraordinary Cash losses added in the calculations of Consolidated Adjusted EBITDA, (vii) other Cash expenses added in the calculation of Consolidated Adjusted EBITDA or excluded from Consolidated Net Income, (viii) Cash payments made in respect of Equity Related Compensation Payments, (ix) increases in Consolidated Working Capital (determined by comparing Consolidated Working Capital on the first day of such period to Consolidated Working Capital on the last day of such period), and (x) repayments of the Revolving Loans accompanied by a corresponding reduction to the Revolving Commitments  plus (c) the sum, without duplication, of the amounts for such period, of (i) extraordinary Cash gains or income subtracted in the calculations of Consolidated Adjusted EBITDA and (ii) other Cash income or gains subtracted in the calculation of Consolidated Adjusted EBITDA or excluded from Consolidated Net Income; provided that for purposes of calculating any increase or decrease of Consolidated Working Capital for any period during which the Bloom Acquisition or a Permitted Acquisition occurs, the Consolidated Current Assets and Consolidated Current Liabilities of the Person or business acquired as of the date that the Bloom Acquisition or such Acquisition, as applicable, is consummated shall be added to Consolidated Current

Assets and Consolidated Current Liabilities of the Borrower and its Restricted Subsidiaries as of the first day of such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) the sum of (i) Consolidated Adjusted EBITDA for the consecutive four Fiscal Quarters ending on such day minus (ii) current taxes based on income of Company and its Restricted Subsidiaries and paid in Cash with respect to such period minus (iii) Consolidated Maintenance Capital Expenditures for such period minus (iv) Restricted Junior Payments paid in Cash during such period to (b) the sum of (i) Consolidated Cash Interest Expense for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period; provided, however, that for purposes of determining the Consolidated Fixed Charge Coverage Ratio as of the last day of each of the first three complete Fiscal Quarters following the First Amendment Effective Date, Consolidated Cash Interest Expense and Consolidated Scheduled Funded Debt Payments shall be annualized by multiplying the sum of actual Consolidated Cash Interest Expense and Consolidated Scheduled Funded Debt Payments for the first full Fiscal Quarter following the First Amendment Effective Date by four, actual Consolidated Cash Interest Expense and Consolidated Scheduled Funded Debt Payments for the first two full Fiscal Quarters following the First Amendment Effective Date by two, and actual Consolidated Cash Interest Expense and Consolidated Scheduled Funded Debt Payments for the first three full Fiscal Quarters following the First Amendment Effective Date by 1.33.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Company and its Restricted Subsidiaries on a consolidated basis (after giving effect to all interest rate Hedge Agreements and payments received or made thereunder with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, and amounts referred to in Section 2.09 payable to the Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in Section 2.09(b) payable on or before the Closing Date).

“Consolidated Maintenance Capital Expenditures” means any Consolidated Capital Expenditures by Company or any of its Restricted Subsidiaries that are made to maintain, repair or replace (with assets of the same general type, quality and purpose), in the ordinary course of business, the condition or usefulness of property of Company and its Restricted Subsidiaries, but that are not properly chargeable to repairs and maintenance in accordance with GAAP, and excluding any Consolidated Capital Expenditures which add to or improve the value or usefulness of any such property.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis for such period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Restricted Subsidiary of the Company or IS Group) in which any other Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest, with the amount of such income (or loss) to be determined in accordance with GAAP (it being understood that distributions and dividends actually received by the Company or any of its Restricted Subsidiaries in Cash from such Person during such period shall be included in Consolidated Net Income), (ii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries (provided, however, that the exclusion in this subclause (ii) shall not apply in connection with the calculation of any financial ratio to the extent otherwise provided in the related definitions), (iii) the income of any Restricted Subsidiary of the Company that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Employee Benefit Plan (other than a Multiemployer Plan) , and (v) non-Cash gains and losses attributable to the movement in the mark-to-market valuation of Hedging Obligations pursuant to ASC 815.

“Consolidated Net Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i)(a) as of such day (and without duplication), (1) all indebtedness of the Company and its Restricted Subsidiaries for borrowed money including but not limited to senior bank Indebtedness, senior notes, and Subordinated Indebtedness, (2) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (3) issued and outstanding letters of credit, bank guaranties or similar instruments, (4) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and any such obligations subject to the satisfaction of a condition or contingency but only to the extent of the portion of such obligations subject to such condition or contingency and only as long as such condition or contingency has not been satisfied), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument, (5) all obligations in respect of Disqualified Equity, (6) all Indebtedness secured by any Lien on any property or asset owned or held by the Company or any of its Restricted Subsidiaries regardless of whether the Indebtedness secured thereby shall have been assumed by the Company or such Restricted Subsidiary or is nonrecourse to the credit of the Company or such Restricted Subsidiary (excluding insurance premium financing) and (7) Contingent Obligations consisting of guarantees by the Company and its Restricted Subsidiaries in respect of the foregoing obligations of another Person, minus (b) all unrestricted Cash or Cash Equivalents of the Company and its Restricted Subsidiaries in an amount not to exceed $20,000,000 (which unrestricted Cash and Cash Equivalents shall be deemed to include all Cash and Cash Equivalents that are subject to the Liens created by or pursuant to this Agreement and the Loan Documents but no other Liens other than Permitted Encumbrances) to (ii) Consolidated Adjusted EBITDA for the consecutive four Fiscal Quarters ending on such day.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Company and its Restricted Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Indebtedness.  For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP and Synthetic Lease Obligations and (c) shall not include any voluntary or mandatory prepayments.

“Consolidated Tangible Assets” means, as of any date of determination with respect to the Company and its Restricted Subsidiaries on a consolidated basis, the book value of total assets minus the book value of intangible assets (including, for the avoidance of doubt, goodwill) of the Company and its Restricted Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the difference (which may be a negative number) of Consolidated Current Assets minus Consolidated Current Liabilities.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit, bank guaranty or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under clauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the principal amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited or, if not stated, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation,” as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“CTA 2009” means the Corporation Tax Act 2009 of the United Kingdom.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Loan Party or any Restricted Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.01.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, administration, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or other governmental (domestic or foreign) regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Government Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Equity” means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Maturity Date at the time of issuance of such Capital Stock, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Maturity Date at the time of issuance of such Capital Stock or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Maturity Date at the time of issuance of such Capital Stock; provided that any Capital Stock that would not constitute Disqualified Equity but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Maturity Date at the time of issuance of such Capital Stock shall not constitute Disqualified Equity if the “asset sale” or “change in control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained herein and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provisions (x) prior to the Company’s prepayment of Loans and reductions of the Revolving Commitments or (y) unless otherwise permitted under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is incorporated or organized under the Laws of the United States, any state thereof or in the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, applicable Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health and industrial hygiene (as such matters related to Hazardous Materials), land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or any of its Restricted Subsidiaries or any Facility.

“Equity Related Compensation Payments” means payments by the Company or any Restricted Subsidiary made in respect of Capital Stock awards (including, without limitation, restricted stock units, restricted stock, stock options and other forms of equity awards) of the Company that are granted as compensation to or received as compensation by officers, directors or employees of the Company and its Restricted Subsidiaries or made in respect of employee stock purchase plans, in each case whether for the cost of such Capital Stock awards or stock acquired under employee stock purchase plans, dividends, distributions or similar payments made in respect of such Capital Stock awards or for the purpose of satisfying withholding tax payments in connection therewith.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate,” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person or any of its Restricted Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Restricted Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Restricted Subsidiary and with respect to liabilities arising after such period for which such Person or such Restricted Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA with respect to any Loan Party; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor with respect to any Loan Party, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate”  means:

(a)           for any Interest Period with respect to a Eurocurrency Rate Loan:

(i)            in the case of Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii)           in the case of any other Eurocurrency Rate Loan denominated in a Non-LIBOR Quoted Currency, the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits for a term of one month commencing that day.

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”  Revolving A Loans that are Eurocurrency Rate Loans shall be denominated in Dollars.  Revolving B Loans that are Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means (i) any equipment or assets to the extent that the creation or perfection of a Lien thereon may only be accomplished by possession or registration of a certificate of title or such Lien being evidenced on a certificate of title, (ii) Capital Stock issued by a Foreign Subsidiary or Foreign Subsidiary Holdco exceeding 66% of the voting power of all classes of the Capital Stock of such Foreign Subsidiary entitled to vote, (iii) any Deposit Account or Securities Account of a Loan Party used solely for payroll, payroll taxes and other employee wage and benefit payments, (iv) any Real Property Asset with a value of $5,000,000 or less or any Real Property Asset which is not a fee interest, (v) any other assets to the extent that obtaining or perfecting such lien on such assets violates applicable Law unless such prohibition is not effective under applicable Law, (vi) any United States intent-to-use trademark or service mark application to the extent that, and solely during the period prior to the filing, and acceptance by the United States Patent and Trademark Office, of evidence of use of such trademark or service mark in interstate commerce, the grant of a security interest therein would invalidate such intent-to-use trademark or service mark application or any resulting registration under Federal law, (vii) assets subject to Liens permitted under Sections 8.02(a)(ii), 8.02(a)(iii), 8.02(a)(v) (but, with respect to Liens securing refinancings or renewals of Indebtedness secured by Liens described in Section 8.02(a)(vii), limited to Liens of the type or nature permitted by Section 8.02(a)(ii) without giving effect to the limitations on the amount of Indebtedness secured by such Liens in Section 8.02(a)(ii)) or 8.02(a)(vii) (in the case of Section 8.02(a)(vii) to the extent Liens are limited to Liens of the type or nature permitted by Section 8.02(a)(ii) without giving effect to the limitations on the amount of Indebtedness secured by such Liens in Section 8.02(a)(ii)) to the extent the Indebtedness or other obligations secured by such Liens prohibit Liens securing the Obligations on such assets; provided that, upon such assets no longer being subject to such Lien or prohibition, such assets owned by a U.S. Loan Party shall (without any act or delivery by any Person) constitute Collateral unless otherwise excluded pursuant to the Loan Documents, (viii) any license, contract, permit, Instrument (as defined in the UCC), Security or General Intangible (as defined in the UCC) to which any U.S. Loan Party is a party or any of its rights or interests thereunder to the extent, but only to the extent, that a grant of a Lien to secure Obligations would, under the terms of such license, contract, permit, Instrument, Security or General Intangible, result in a breach or violation of the terms of, or constitute a default under, such license, contract, permit, Instrument, Security or General Intangible (other than to the extent that any such term would be rendered ineffective pursuant to the UCC (to the extent applicable) or any other applicable law (including any Debtor Relief Law)); provided that, subject to any other applicable exclusions, immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Collateral” shall include, and such U.S. Loan Party shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (ix) any Capital Stock in any Joint Venture to the extent (and for only so long as) prohibited by the Organization Documents or other agreements with other equity holders, (x) any property leased or licensed by a U.S. Loan Party (as lessee or licensee) under a lease or license to the extent (and for only so long as) such lease or license prohibits such U.S. Loan Party from granting any Liens on such property (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable law (including any Debtor Relief Law)), (xi) Capital Stock of Unrestricted Subsidiaries  and (xii) any other assets as to which the Administrative Agent shall determine in its sole discretion that the cost of obtaining or perfecting such lien on such assets is excessive in relation to the benefits to the Lenders of the security afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Contingent Obligation in respect thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Hedge Agreement, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to the Hedge Agreements for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient  or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated including gross receipts and gross profits Taxes), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender or L/C Issuer, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Recipient (other than a Lender or L/C Issuer), any U.S. federal withholding Taxes imposed on amounts payable to such Person pursuant to a Law in effect on the date such Person becomes a party hereto and, in the case of a Lender or L/C Issuer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or L/C Issuer with respect to an applicable interest in a Loan or Commitment or Obligation pursuant to a Law in effect on the date on which (i) such Lender or L/C Issuer acquires such interest in the Loan or Commitment or Obligation (other than pursuant to an assignment request by the Company under Section 3.06) or (ii) such Lender or L/C Issuer changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of June 10, 2011, among FTD Group, Inc., the lenders identified therein and Wells Fargo Bank, National Association as administrative agent.

“Existing Letters of Credit” means those letters of credit identified on Schedule 1.01.

“Extraordinary Receipts” means, with respect to any Person, any cash received by or paid to or for the account of such Person not in the ordinary course of business and in excess of $5,000,000, including tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include (i) cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person, or any actual loss or damage incurred or suffered by such Person and such proceeds are applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto, (ii) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings, (iii) post-closing purchase price adjustments in connection with the Bloom Acquisition, (iv) amounts received in connection with the proceedings received under the litigation issued by Interflora, Inc. with the High Court of Justice of England and Wales against Marks and Spencer plc claiming infringement of U.K. trademark registration number 1329840 and European Community trademark registration number 909838, both for the word “Interflora” or (v) proceeds of the issuance of Equity Interests, Asset Sales, Debt Issuances and Recovery Events.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Restricted Subsidiaries.

“Facility Office” means the office or offices through which a Lender performs its obligations under this Agreement.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Bank of America Fee Letter and the Wells Fargo Fee Letter.

“Finance Party” means the Administrative Agent, the Lead Arrangers, a Lender or an L/C Issuer.

“Financial Officer” means the chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of a corporation, partnership, trust or limited liability company.

“Financial Plan” has the meaning assigned to that term in Section 7.01(k).

“First Amendment” means the First Amendment to Credit Agreement, dated as of the First Amendment Effective Date among the Borrowers, the Guarantors, the Lenders and the Administrative Agent.

“First Amendment Effective Date” means September 19, 2014.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses (i)-(v) and (vii) of Section 8.02(a); provided that in the case of Liens permitted pursuant to clause (vii) with respect to assets of a Guarantor, such assets secured by such Liens are assets of a type or nature permitted by Section 8.02(a)(ii) without giving effect to limitations on the amount of Indebtedness secured by such Liens in Section 8.02(a)(ii))) and (ii) such Lien is the only Lien (other than Permitted Liens) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Restricted Subsidiaries ending on December 31 of each calendar year.  For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Flood Hazard Property” means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan maintained by the Company or any of its Restricted Subsidiaries that is mandated or governed by any Law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the Laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with Section 7.08 by the Company or any Guarantor that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary substantially all the assets of which consist, directly or indirectly, of Capital Stock in one or more (i) Foreign Subsidiaries or (ii) Unrestricted Subsidiaries that are not incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States, the United Kingdom or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Guarantors” means, collectively, (a) with respect to all Obligations, (i) each Domestic Subsidiary of the Company identified as a “Guarantor” on the signature pages hereto and (ii) each Person that joins as a Guarantor pursuant to Section 7.08 or otherwise, (b) with respect to (i) Obligations of the UK Borrower, (ii) Obligations under any Secured Hedge Agreement, (iii) Obligations under any Secured Cash Management Agreement and (iv) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Company, and (c) the successors and permitted assigns of the foregoing (in each case, except to the extent that such Guarantor has been released pursuant to Section 11.11).

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means: (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness,” as applied to any Person, means (without duplication) (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) issued and outstanding letters of credit, bank guaranties or similar instruments, (iv) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than trade payables in the ordinary course), (v) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, trade payables or any such obligations which are not reflected as a liability on such Person’s balance sheet under GAAP), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (vi) Synthetic Lease Obligations, (vii) all Disqualified Equity of such Person, (viii) all Indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (ix) all Contingent Obligations consisting of guarantees by such Person with respect to the forgoing Indebtedness of another Person.  Obligations under Hedge Agreements do not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“IP Collateral” means collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes owned or held by, or used in the conduct of the business of, the Company or its Restricted Subsidiaries.

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Company or any of its Restricted Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Restricted Subsidiary of the Company), (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Company or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (iii) the acquisition, by purchase or otherwise, by the Company or any of its Restricted Subsidiaries of all or substantially all of the business, property or fixed assets of any Person or any division or line of business of any Person, or (iv) Hedge Agreements; provided, however, that Investments shall not include prepaid expenses of any Person incurred and prepaid in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (but with deductions for all amounts received in Cash or Cash Equivalents with respect to such Investment, whether as principal, dividends, interest or otherwise).

“IRS” means the United States Internal Revenue Service.

“IS Group” means I.S. Group Limited, a corporation incorporated under the Laws of England & Wales.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“ITA 2007” means the Income Tax Act 2007 of the United Kingdom.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.08 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.08 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Government Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Government Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving A Lender, such Revolving A Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving A Loans.  All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America, (b) any other Lender selected by the Borrower (with the consent the Administrative Agent, such consent to not be unreasonably withheld, conditioned or delayed) from time to time to issue Letters of Credit (provided that no Lender shall be required to become an L/C Issuer pursuant to this subclause (b) without such Lender’s consent), or (c) any successor issuer of Letters of Credit hereunder.  In the event there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and book managers.

“Lenders” means the Revolving A Lenders, the Revolving B Lenders and/or the Term Lenders, as the context may require.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.  Notwithstanding anything to the contrary contained herein, a letter of credit (other than the Existing Letters of Credit) issued by an L/C Issuer other than Bank of America shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Administrative Agent has been notified in writing of the issuance thereof by the applicable L/C Issuer and has confirmed with such L/C Issuer that there exists adequate availability under the Aggregate Revolving A Commitments to issue such letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $25,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving A Commitments.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Rate” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Quoted Currency” means Dollars, Euros and Sterling, in each case as long as there is a published LIBOR Rate with respect thereto.

“Lien” means any lien, mortgage, pledge, assignment for security, or security interest, charge or encumbrance intended for security (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest other than in connection with the refinancing of all Obligations) and any trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving A Loan, Revolving B Loan, Swing Line Loan or the Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents and the Fee Letters (but specifically excluding Secured Hedge Agreements and any Secured Cash Management Agreements).

“Loan Notice” means a notice of (a) a Borrowing of Revolving A Loans, Revolving B Loans or the Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning assigned to that term in Regulation U of the FRB.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities or financial condition of the Company and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, or of the ability of the Loan Parties, taken as a whole, to satisfy their payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means September 19, 2019; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount reasonably determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by the Administrative Agent in its reasonable discretion, in each case with such reasonable changes thereto as may be recommended by the Administrative Agent’s local counsel based on local Laws or customary local mortgage or deed of trust practices, or (ii) at the Administrative Agent’s option, in the case of any Real Property Asset acquired after the Closing Date, an amendment to an existing Mortgage, in form reasonably satisfactory to the Administrative Agent, adding such Real Property Asset to the Real Property Assets encumbered by such existing Mortgage.

“Mortgaged Property” means any Real Property Asset of the Loan Parties that is subject to a Mortgage.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Asset Sale, Debt Issuance or Recovery Event, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Asset Sale or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Asset Sale, Debt Issuance or Recovery Event.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders (or affected Lenders holding a majority of the Commitments and Loans (without duplication) of the affected Lenders).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” has the meaning specified in Section 2.11(a).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer

“Obligations” means with respect to each Loan Party (i) all advances to, and debts, liabilities and payment obligations of, such Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit made or issued for the account of such Loan Party, (ii) all obligations of such Loan Party owing to a Cash Management Bank or a Swap Counterparty in respect of Secured Cash Management Agreements or Secured Hedge Agreements, and (iii) all obligations of such Loan Party as a Guarantor under Article IV hereof, in each case identified in clauses (i), (ii) and (iii) whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate,” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Responsible Officers of such Person or one or more Responsible Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease,” as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Government Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (including any certificates of change of name of such entity).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participant Register” has the meaning specified in Section 11.06(d).

“Party” means a party to this Agreement.

“Patriot Act” means the Uniting and Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of Section 9.01(j), any Foreign Plan.

“Permitted Acquisition” means the acquisition (by merger, consolidation, purchase or otherwise) of all or substantially all of the assets of any Person, all or substantially all of a division or line of business of any Person or more than 50% of the Capital Stock of any Person, in any case that complies with Section 8.03(e).

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(i)                                     Liens for taxes, fees, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) or claims; provided that (a) such taxes, fees, assessments or governmental charges are being contested in good faith by appropriate proceedings, (b) such reserves or other appropriate provisions as required in conformity with GAAP shall have been made therefor, and (c) in the case of a taxes, fees, assessments or governmental charges which have become a Lien against any of the Collateral, such proceedings stay the sale of any material portion of the Collateral to satisfy such charge or claim;

(ii)                                  Liens of landlords for unpaid rent, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen (and similar contractual Liens of such Persons), and other Liens imposed by Law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any material portion of the Collateral, such contest proceedings stay the sale of any material portion of the Collateral on account of such Lien;

(iii)                               Liens incurred on or deposits of Cash or Cash Equivalents made in the ordinary course of business in connection with (or to secure letters of credit or bankers acceptances issued in connection with) workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Collateral on account thereof;

(iv)                              any attachment or judgment Lien not constituting an Event of Default under Section 9.01(h);

(v)                                 licenses (with respect to Intellectual Property and other property), leases or subleases (i) existing as of the Closing Date, (ii) granted after the Closing Date to third parties in a manner not prohibited by the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries or (iii) between Borrowers or a Borrower and a Restricted Subsidiary;

(vi)                              easements, rights-of-way, restrictions, access agreements, licenses, encroachments, and other exceptions to and/or defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

(vii)                           any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)                        Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement and, subject to Section 7.10, UCC financing statements previously filed and not yet terminated in connection with Indebtedness that has been repaid;

(ix)                              Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)                                 any zoning or similar Law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi)                              Liens granted pursuant to the Collateral Documents and Liens on Cash or deposits granted in favor of the Swing Line Lender or the L/C Issuer to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans;

(xii)                           Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries;

(xiii)                        Liens incurred in the ordinary course of business on Securities to secure repurchase and reverse repurchase obligations in respect of such Securities;

(xiv)                       exceptions to title disclosed by a title policy, preliminary title report or certificate of title delivered to the Administrative Agent other than Liens securing Indebtedness prohibited by Section 8.01 or Contingent Obligations prohibited by Section 8.04;

(xv)                          Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers and Liens on insurance policies or proceeds thereof securing obligations relating to the financing of insurance premiums;

(xvi)                       Liens on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by Section 8.03;

(xvii)                    the existence of an “equal and ratable” clause in any Indebtedness (but not any security interests granted pursuant thereto);

(xviii)                 Liens on amounts deposited to defease or discharge Indebtedness or acquire Indebtedness for cancellation or redemption thereof not prohibited by Section 8.05; and

(xix)                       Liens on assets subject to sale and lease-back transactions permitted by Section 8.09 securing Indebtedness or obligations in respect of such sale and lease-back transactions.

“Permitted Liens” means Liens permitted pursuant to Section 8.02(a).

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness of the Company or any of its Restricted Subsidiaries, any Indebtedness of the Company or any of its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund such Indebtedness, so long as (i) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded, (ii) such extension, refinancing, renewal, replacement or refunding does not (a) increase the amount of such Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement or refunding (including any existing commitments unutilized thereunder) plus an amount equal to the unpaid interest, premium or other payment thereon pursuant to the terms thereof plus any other reasonable fees and expenses of the Company or any Restricted Subsidiary incurred in connection with such extension, refinancing, renewal, replacement or refunding, unless (for the avoidance of doubt) such increase is otherwise expressly permitted under a separate subclause of Section 8.01 or (b) add obligors or security from that which applied to such Indebtedness being extended, refinanced, renewed, replaced or refunded, and (iii) if such Indebtedness being extended, renewed, refinanced, replaced or refunded is subordinated in right of payment to the Obligations, such Indebtedness has subordination provisions, if any, at least as favorable to the Lenders as the subordination provisions applicable to the Indebtedness being extended, renewed, refinanced, replaced or refunded; provided that a certificate of a Responsible Officer of the Company delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy all of the foregoing requirements shall be conclusive evidence absent manifest error that such terms and conditions satisfy the foregoing requirements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government Authority or other entity.

“Platform” has the meaning specified in Section 7.02.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (i) any Permitted Acquisition or Investment permitted by Section 8.03(e) or Section 8.03(j), (ii) any Asset Sale of a Restricted Subsidiary or operating entity for which historical financial statements for the relevant period are available, (iii) any incurrence of Indebtedness under Section 8.01(f) or 8.01(j) or Contingent Obligation under Section 8.04(f) and any repayment of Indebtedness, (iv) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or (v) any Restricted Junior Payment under Section 8.05(c) (including pro forma adjustments (x) arising out of events which are directly attributable to the proposed Permitted Acquisition, Investment, Asset Sale or incurrence of Indebtedness or Contingent Obligation or repayment of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar charges and (y) such other adjustments to the extent that such adjustments are reasonably satisfactory to the Administrative Agent and the Company or are consistent with the definition of Consolidated Adjusted EBITDA, as certified by a Financial Officer of the Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Company and its Restricted Subsidiaries, which shall be reformulated as if such Permitted Acquisition, Investment, Asset Sale or designation, and all other Permitted Acquisitions, Investments, Asset Sales and designations that have been consummated during the period, and any Indebtedness, Contingent Obligations or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and if such Indebtedness to be incurred bears interest at a floating rate of interest, it shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination).

“Pro Forma Compliance” means, at any date of determination, that the Company shall be in pro forma compliance with any or all of the covenants set forth in Sections 8.06 as of the date of such determination or the last day of the most recently completed Fiscal Quarter, as the case may be (computed on the basis of (i) balance sheet amounts as of such date and (ii) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to the Administrative Agent, in each case, calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Protected Party” means any Finance Party that is or will be subject to any liability or required to make any payment for or on account of UK Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of UK Tax to be received or receivable) under any Loan Document.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Lender” means:

(i)                                     a Lender that is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)                                 a Lender:

(1)                                 which is a bank (as defined for the purpose of section 879 ITA 2007) making an advance under a Loan Document; or

(2)                                 in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 ITA 2007) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or is a bank (as defined for the purposes of Section 879 ITA 2007) that would be within such charge as respects such payments apart from section 18A CTA 2009; or

(b)                                 a Lender which is:

(1)                                 a company resident in the United Kingdom for UK Tax purposes; or

(2)                                 a partnership each member of which is:

(a)                                 a company so resident in the United Kingdom; or

(b)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 CTA 2009; or

(3)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 19 CTA 2009); or

(c)                                  a Treaty Lender; or

(ii)                                  a building society (as defined for the purpose of section 880 ITA 2007) making an advance under a Loan Document.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party (other than any Foreign Subsidiary) in any real property.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“Register” has the meaning specified in Section 11.06(c).

“Registration Statement” means the Form 10 registration statement filed by the Company with the U.S. Securities Exchange Commission on April 30, 2013, as amended by Amendment 1 filed by the Company with the U.S. Securities Exchange Commission on June 28, 2013.

“Regulation D” means Regulation D of the FRB.

“Related Indemnified Party” means, with respect to any Indemnitee, (a) any Controlled or Controlling Affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its Controlled or Controlling Affiliates, (c) the respective agents and advisors or other representatives of such Indemnitee or any of its Controlled or Controlling Affiliates, in the case of this clause (c), acting on behalf of or at the instructions of such Indemnitee or Controlled or Controlling Affiliate; provided, that each reference to a Controlled or Controlling Affiliate in this definition pertains to a Controlled or Controlling Affiliate involved in the negotiation, syndication, administration or enforcement of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Revolving A Lenders” means, at any time, Revolving A Lenders holding more than 50% of the Outstanding Amount of all outstanding Revolving A Loans, unutilized Revolving A Commitments and participations in L/C Obligations and Swing Line Loans.  The Revolving A Loans, unutilized Revolving A Commitment and participations in L/C Obligations and Swing Line Loans of any Defaulting Lender shall be disregarded in determining Required Revolving A Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving A Lender shall be deemed to be held by the Revolving A Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Revolving B Lenders” means, at any time, Revolving B Lenders holding more than 50% of the Outstanding Amount of all Revolving B Loans and utilized Revolving B Commitments.  The Revolving B Loans and Revolving B Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving B Lenders at any time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Junior Payment” means, with respect to any Person (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock or other Capital Stock that is not Disqualified Equity to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person now or hereafter outstanding (except any such redemption, retirement, sinking fund or similar payment, purchase or other acquisition made solely with shares of Capital Stock that is not Disqualified Equity), (iii) any payment made to retire, or to obtain the surrender of, any outstanding Capital Stock of such Person now or hereafter outstanding (except any such payment payable solely in shares of Capital Stock that is not Disqualified Equity), and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.  Each Guarantor shall be a Restricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to

Section 2.02, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving A Commitment” means, as to each Revolving A Lender, its obligation to (a) make Revolving A Loans to the Company pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(c), as applicable as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving A Credit Exposure” means, as to any Revolving A Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Revolving A Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving A Lender” means any Person that has a Revolving A Commitment or portion of the Total Revolving A Outstandings, each other Person that becomes a “Revolving A Lender” in accordance with this Agreement and their successors and assigns and, unless the context requires otherwise, includes the Swing Line Lender.

“Revolving A Loan” has the meaning specified in Section 2.01(a).

“Revolving B Commitment” means, as to each Revolving B Lender, its obligation to make Revolving B Loans to the Borrowers pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(c), as applicable as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving B Lender” means any Person that has a Revolving B Commitment or portion of the Outstanding Amount of Revolving B Loans, each other Person that becomes a “Revolving B Lender” in accordance with this Agreement and their successors and assigns.

“Revolving B Loan” has the meaning specified in Section 2.01(b).

“Revolving Commitments” means the Revolving A Commitments and/or the Revolving B Commitments, as the context may require.

“Revolving Loans” means the Revolving A Loans and/or the Revolving B Loans, as the context may require.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative

Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury in the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Government Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank with respect to such Cash Management Agreement.  For the avoidance of doubt, a holder of Obligations in respect of Secured Cash Management Agreements shall be subject to the last paragraph of Section 9.03 and Section 10.11.

“Secured Hedge Agreement” means any Hedge Agreement that is entered into by and between any Loan Party and any Swap Counterparty and is permitted under this Agreement.  For the avoidance of doubt, a holder of Obligations in respect of Secured Hedge Agreements shall be subject to the last paragraph of Section 9.03 and Section 10.11.

“Secured Party Designation Notice” shall mean a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit 1.01.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent for the benefit of the holders of the Obligations by each of the Loan Parties.

“Significant Subsidiary” means any Restricted Subsidiary now existing or hereafter acquired or formed by the Company which, on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, (i) for the most recent Fiscal Year accounted for (or in the case of a Restricted Subsidiary acquired after the end of such Fiscal Year, would have accounted for on a Pro Forma Basis) more than 5% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of (or in the case of a Restricted Subsidiary acquired after the end of such Fiscal Year, would have owned) more than 5% of the consolidated assets of the Company and its Restricted Subsidiaries.

“Solvent,” with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Loan Party” has the meaning specified in Section 4.08.

“Specified Representations” means the representations and warranties set forth in Sections 6.01(a), 6.01(b), 6.02(a), 6.02(b)(i) (with respect to Laws only), 6.02(b)(ii), 6.02(d), 6.09, 6.10, 6.15, 6.16(a) (subject to Section 5.04(g)), 6.19 and 6.20.

“Spin-Off Transaction” means (i) the dividend or distribution by United Online of the Capital Stock of the Company to the shareholders of United Online (the “Spin-Off”) in November, 2013, and (ii) the other related transactions entered into in connection therewith.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means any Indebtedness of the Company incurred from time to time and subordinated in right of payment to the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Counterparty” means any Person that (i) at the time it enters into a Hedge Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (ii) in the case of any Hedge Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to such Hedge Agreement or (iii) within 30 days after the time it enters into the applicable Hedge Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Hedge Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit 2.04 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Sublimit” means an amount equal to $15,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving A Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(i)                                     a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)                                  a partnership each member of which is:

(1)                                 a company so resident in the United Kingdom; or

(2)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 CTA 2009; or

(iii)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 CTA 2009) of that company.

“Tax Credit” means a credit against, relief of remission for or repayment of any UK Tax.

“Tax Deduction” means a deduction or withholding for or on account of UK Tax from a payment under any Loan Document.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Government Authority, including any interest, additions to tax or penalties applicable thereto and including, unless expressly provided otherwise in this Agreement, UK Tax.

“Term Lender” means any Person that has a Term Loan Commitment or portion of the Outstanding Amount of Term Loan, each other Person that becomes a “Term Lender” in accordance with this Agreement and their successors and assigns.

“Term Loan” has the meaning specified in Section 2.01(d).

“Term Loan Commitment” means, as to any Lender, such Lender’s obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(d), in the principal amount set forth opposite such Lender’s name on Schedule 2.01-A. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the First Amendment Effective Date is $200,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time, the outstanding Loans of such Lender at such time and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Total Revolving A Outstandings” means the aggregate Outstanding Amount of all Revolving A Loans, all Swing Line Loans and all L/C Obligations.

“Treaty Lender” means a Lender which:

(i)                                     is treated as a resident of a Treaty State for the purposes of a Treaty;

(ii)                                  does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)                               fulfills any conditions which must be fulfilled under the Treaty for residents of such Treaty State to obtain exemption from taxation imposed by the United Kingdom on interest, except that for this purpose it is assumed that there are fulfilled:

(A)                               any condition in the relevant Treaty which relates (expressly or by implication) to there being or not being a special relationship between the Borrower and a Loan Party or between both of them and another person by reason of which the amount of interest paid exceeds the amount which would have been paid in the absence of such special relationship or to any other matter that is within the exclusive control of the Loan Parties or any one of them; and

(B)                               any necessary procedural formalities but not limited to the preparation, submission to and final determination by the relevant taxing authority of an application for relief at source under the relevant Treaty.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Borrower” has the meaning specified in the introductory paragraph hereto.

“UK Borrower Sublimit” means an amount equal to the lesser of the Aggregate Revolving B Commitments and $30,000,000.  The UK Borrower Sublimit is part of, and not in addition to, the Aggregate Revolving B Commitments.

“UK Non-Bank Lender” means:

(a) a Lender (which falls within clause (i)(b) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Company; and

(b) where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment and Assumption which it executes on becoming a Party.

“UK Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by the government of the United Kingdom or any political subdivision thereof.

“UK Tax Payment” means either an increased payment made by a Borrower to a Lender under Section 3.07(c) or a payment under Section 3.07(i).

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United Online” means United Online, Inc., a Delaware corporation.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means, at any date of determination, any Subsidiary of the Company that has been designated as an Unrestricted Subsidiary by the Company (in a written notice by the

Company to the Administrative Agent); provided that no Subsidiary that (i) owns any Capital Stock of the Company or any Restricted Subsidiary, (ii) holds a Lien on any assets or property of the Company or any Restricted Subsidiary, (iii) has, on the date of designation, assets in excess of 5% of the consolidated assets of the Company and its Subsidiaries, (iv) has, on the date of designation, gross revenues in excess of 5% of the consolidated gross revenues of the Company and its Subsidiaries or (v) when aggregated with all other Unrestricted Subsidiaries on the date of designation, has assets in excess of 10% of the consolidated assets of the Company and its Subsidiaries or gross revenues in excess of 10% of the consolidated gross revenues of the Company and its Subsidiaries (in the case of clauses (iii) through (v), based on the most recent financial statements provided by the Company under Section 7.01 and determined over the most recently ended four Fiscal Quarter period for which financial statements are available), may be designated an Unrestricted Subsidiary; and provided further that the Company will be in Pro Forma Compliance after giving effect to such designation.  As of the Closing Date each of (i) FTD International Corporation, a Delaware corporation, (ii) Value Network Service, Inc., a Delaware corporation, (iii) Flowers USA, Inc., a Connecticut corporation, (iv) FTD Holdings, Incorporated, a Delaware corporation and (v) Renaissance Greeting Cards, Inc., a Maine corporation, are designated as Unrestricted Subsidiaries.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall not constitute an Investment by the applicable Loan Party therein.  Any Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary in a written notice by the Company to the Administrative Agent.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of such designation of any Indebtedness or Liens of such Subsidiary existing at such time.

“U.S. Loan Party” means the Company and each Guarantor that is incorporated or organized under the Laws of the United States, any state thereof or in the District of Columbia.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“VAT” means:

(a)                                 any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Value Added Tax Act 1994” means the Value Added Tax Act 1994 of the United Kingdom.

“Voting Stock” means, with respect to any Person, any issued and outstanding shares of Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of such Person.

“Wells Fargo Fee Letter” means the letter agreement, dated June 19, 2013 among the Company, Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all of the Capital Stock (other than director’s qualifying shares) of which are owned by the Company or any Restricted Subsidiary.

1.02                        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect on the date of determination.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS), or any election by the Company to change its accounting practices or the application of GAAP during the term of this Agreement from that used in the financial statements referred to in Section 6.03, would affect the computation of any financial ratio or requirement set forth in any

Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting practices and application of GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.  Without limiting the foregoing, leases (whether in effect on or after the Closing Date) shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                                  Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Company and its Restricted Subsidiaries or to the determination of any amount for the Company and its Restricted Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04                        Rounding; Pro Forma Calculations.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).  Calculations as to Pro Forma Compliance or the Consolidated Net Leverage Ratio on a Pro Forma Basis shall be calculated based on (i) the case of the Consolidated Net Leverage Ratio, the numerator as of such date of determination and the Consolidated Adjusted EBITDA for the most recently reported four Fiscal Quarter period, as adjusted to give effect to events reflected in the definition of Pro Forma Basis and (ii) in the case of the Consolidated Fixed Charge Coverage Ratio, as of the most recently reported four Fiscal Quarter period, as adjusted to give effect to events reflected in the definition of Pro Forma Basis.

1.05                        Exchange Rates; Currency Equivalents.

(a)                                 The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or compliance with covenant baskets or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)                                 Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be (i) the relevant Alternative

Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be, or (ii) a customary minimum or multiple amount in such Alternative Currency in syndicated loan transactions, as determined by the Administrative Agent in its sole discretion.

1.06                        Additional Alternative Currencies.

(a)                                 The Company may from time to time request that Revolving B Loans that are Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “LIBOR Quoted Currency” or “Non-LIBOR Quoted Currency”; provided that (i) such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars and (ii) such requested currency shall only be a LIBOR Quoted Currency to the extent that there is published LIBOR Rate for such currency.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders obligated to make Credit Extensions in such currency; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)                                 Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each affected Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof.  Each Revolving B Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  Any failure by a Revolving B Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving B Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Revolving B Lenders consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Revolving B Lenders reasonably determine that a Eurocurrency Rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent, such Lenders and the Company may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Borrowings of Eurocurrency Rate Loans.  If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent, the L/C Issuer and the Company may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (B) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07                        Change of Currency.

(a)                                 Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08                        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.09                        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Revolving Loans and Term Loan.

(a)                                 Revolving A Loans.  Subject to the terms and conditions set forth herein, each Revolving A Lender severally agrees to make loans (each such loan, a “Revolving A Loan”) to the Company in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving A Commitment; provided, however, that after giving effect to any Borrowing of Revolving A Loans, (y) the Total Revolving A Outstandings shall not exceed the Aggregate Revolving A Commitments, and (z) the Revolving A Credit Exposure of any Lender shall not exceed such Lender’s Revolving A Commitment.  Within the limits of each Revolving A Lender’s Revolving A Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  Revolving A Loans may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

(b)                                 Revolving B Loans.  Subject to the terms and conditions set forth herein, each Revolving B Lender severally agrees to make loans (each such loan, a “Revolving B Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving B Commitment; provided, however, that after giving effect to any Borrowing of Revolving B Loans, (x) the aggregate Outstanding Amount of Revolving B Loans shall not exceed the Aggregate Revolving B Commitments, (y) Outstanding Amount of all Revolving B Loans of any Lender shall not exceed such Lender’s Revolving B Commitment, and (z) the aggregate Outstanding Amount of all Revolving B Loans made to the UK Borrower shall not exceed the UK Borrower Sublimit.  Within the limits of each Lender’s Revolving B Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving B Loans may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

(c)                                  Increases of the Aggregate Revolving A Commitments.  The Company shall have the right, upon at least five Business Days’ prior written notice to the Administrative Agent, to increase the Aggregate Revolving A Commitments or Aggregate Revolving B Commitments by up to $150,000,000 in the aggregate in one or more increases, at any time prior to the date that is three months prior to the Maturity Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i)                                     the sum of the Aggregate Revolving A Commitments plus the Aggregate Revolving B Commitments shall not exceed $500,000,000 without the consent of the Required Lenders;

(ii)                                  no Default shall have occurred and be continuing on the date on which such increase is to become effective;

(iii)                               the representations and warranties set forth in Article VI shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as written) on and as of the date on which such increase is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as written) as of such earlier date;

(iv)                              such increase shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;

(v)                                 such requested increase shall only be effective upon receipt by the Administrative Agent of (A) additional Revolving A Commitments or Revolving B Commitments, as applicable, in a corresponding amount of such requested increase from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional Revolving A Commitment or additional Revolving B Commitment) and (B) documentation from each institution providing an additional Revolving A Commitment or additional Revolving B Commitment evidencing its additional Revolving A Commitment or additional Revolving B Commitment, as applicable, and its obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;

(vi)                              the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Loan Parties and opinions of counsel to the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase in the Aggregate Revolving A Commitments or Aggregate Revolving B Commitments, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(vii)                           if any Revolving A Loans are outstanding at the time of any increase in the Aggregate Revolving A Commitments, the Company shall, if applicable, prepay one or more existing Revolving A Loans (such prepayment to be subject to Section 3.05 but not to the other provisions of Section 2.05 relating to prepayments) in an amount necessary such that after giving effect to the increase in the Aggregate Revolving A Commitments, each Revolving A Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving A Commitments) of outstanding Revolving A Loans; provided that at the election of the Administrative Agent, any such prepayment may be deemed to be made through assignments to be effected by the Administrative Agent to Revolving A Lenders providing such additional Revolving A Commitments (through funding by Revolving A Lenders providing increased Revolving A Commitments) such that after giving effect to the increase in Aggregate Revolving A Commitments and such assignments, each Revolving A Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving A Commitments) of outstanding Revolving A Loans; provided further that any prepayment deemed to be made through such assignments shall be subject to Section 3.05;

(viii)                        if any Revolving B Loans are outstanding at the time of any increase in the Aggregate Revolving B Commitments, the Borrowers shall, if applicable, prepay one or more existing Revolving B Loans (such prepayment to be subject to Section 3.05 but not to the other provisions of Section 2.05 relating to prepayments) in an amount necessary such that after giving effect to the increase in the Aggregate Revolving B Commitments, each Revolving B Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving B Commitments) of outstanding Revolving B Loans; provided that at the election of the Administrative Agent, any such prepayment may be deemed to be made through assignments to be effected by the Administrative Agent to Revolving B Lenders providing such additional Revolving B Commitments (through funding by Revolving B Lenders providing increased Revolving B Commitments) such that after giving effect to the increase in Aggregate Revolving B Commitments and such assignments, each Revolving B Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving B Commitments) of outstanding Revolving B Loans; provided further that any prepayment deemed to be made through such assignments shall be subject to Section 3.05.

(d)                                 Term Loan.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Company in Dollars on the First Amendment Effective Date in an amount not to exceed such Lender’s Term Loan Commitment.  Amounts repaid on the Term Loan may not be reborrowed.  The Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice shall specify (i) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (v) if applicable, the currency of the Loans to be borrowed.  If a Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars.  If a Borrower fails to specify a Type of a Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.  In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in (A) Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01) with respect to all Credit Extensions other than the initial advance of the Term Loan and the Bloom Acquisition Advance, (B) if such Borrowing is the initial advance of the Term Loan, Section 5.03 only, or, (C) if such Borrowing is the Bloom Acquisition Advance, Section 5.04 only, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Revolving A Loans denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Company as provided above.

(c)                                  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan.  During the existence of an Event of Default following the written request of the Administrative Agent or the Required Lenders, (i) no Loans denominated in Dollars may be converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) and (ii) no Eurocurrency Rate Loans denominated in Alternative Currencies may be continued for Interest Periods exceeding one month, in each case, without the consent of the Required Lenders.  During the existence of an Event of Default under Section 9.01(a), 9.01(f) or 9.01(g), the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)                                 The Administrative Agent shall promptly notify the Company and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the applicable Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to the Loans.

(f)                                   This Section 2.02 shall not apply to Swing Line Loans.

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving A Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or any of its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving A Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving A Outstandings shall not exceed the Aggregate Revolving A Commitments, (y) the Revolving A Credit Exposure of any Revolving A Lender shall not exceed such Lender’s Revolving A Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit if, subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Revolving A Lenders (other than Defaulting Lenders) holding a majority of the Revolving A Credit Exposure have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Government Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Government Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)                               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)                                the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;

(F)                                 any Revolving A Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(G)                               such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the

Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.  Any Restricted Subsidiary may be a third party applicant under the Letter of Credit Application with respect to any Letter of Credit.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                               If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that (i) the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, at such time, to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension, and (ii) the L/C Issuer shall not have an obligation to permit any such extension (and may deliver a Non-Extension Notice with respect to the applicable Letter of Credit Notice) if the L/C Issuer has determined that it would not be obligated, at such time, to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (iii) of Section 2.03(a) or otherwise).

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 2:00 p.m. on the Business Day following the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency, together with interest thereon from the date of the drawing, calculated at the interest rate applicable to Base Rate Loans.  In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the

Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.  If the Company fails to timely reimburse the L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each Revolving A Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Company shall be deemed to have requested a Borrowing of Revolving A Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving A Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving A Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated deposits in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving A Lender that so makes funds available shall be deemed to have made a Revolving A Loan that is a Base Rate Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving A Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving A Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving A Lender funds its Revolving A Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Revolving A Lender’s obligation to make Revolving A Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving A Lender’s obligation to make Revolving A Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving A Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving A Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving A Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving A Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving A Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not in fact materially prejudice the Company;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)                           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)                        any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(ix)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer.  The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Revolving A Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which are determined by a court of competent jurisdiction in a final and non-appealable judgment were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.  The L/C Issuer shall provide to the Administrative Agent a list of outstanding Letters of Credit (together with type, amounts, issue date, expiry date and denominated currency) issued by it on a monthly basis.

(g)                                  Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h)                                 Letter of Credit Fees.  The Company shall pay to the Administrative Agent for the account of each Revolving A Lender in accordance, subject to Section 2.15, with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving A Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                 Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)                                     Additional L/C Issuers.  Subject to the prior approval of the Administrative Agent, not be unreasonably withheld, the Company may appoint another Person that, at the time of such appointment, is a Lender as an L/C Issuer.  Upon such appointment, such Person shall become an L/C Issuer, entitled to all the benefits and subject to the obligations of an L/C Issuer hereunder with respect to Letters of Credit issued by it. The Company may select which L/C Issuer it requests to issue a Letter of Credit if there are multiple L/C Issuers.  The Administrative Agent, the Company and any L/C Issuer appointed as such after the Closing Date may amend this Agreement as the Administrative Agent reasonably determines is necessary or appropriate to reflect such appointment.

2.04                        Swing Line Loans.

(a)                                 Swing Line Facility.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving A Lenders set forth in this Section 2.04, may in its sole discretion make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period of the Revolving A Commitments in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving A Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving A Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving A Outstandings shall not exceed the Aggregate Revolving A Commitments and (B) the Revolving A Credit Exposure of any Revolving A Lender shall not exceed such Lender’s Revolving A Commitment, (ii) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Borrowing of Swing Line Loans shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice.  Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative

Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving A Lender make a Revolving A Loan that is a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving A Commitments and the conditions set forth in Section 5.02.  The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving A Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving A Lender that so makes funds available shall be deemed to have made a Revolving A Loan that is a Base Rate Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving A Loans in accordance with Section 2.04(c)(i), the request for Revolving A Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving A Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving A Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving A Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Revolving A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving A Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving A Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving A Lender’s obligation to make Revolving A Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving A Lender’s obligation to make Revolving A Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving A Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving A Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans.  Until each Revolving A Lender funds its Revolving A Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                 Voluntary Prepayments of Loans.

(i)                                     Revolving Loans.  Each Borrower may, upon notice from such Borrower to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans of any Class made to it in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing or if such prepayment is to be made in connection with an acquisition or a transaction involving a Change of Control, such notice of prepayment may be revoked (subject to Section 3.05)  if the financing, acquisition or Change of Control transaction is not consummated within the period indicated in such notice.  Each such notice shall specify the date and amount of such prepayment and the Class and Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the applicable Loans with respect to the Class of Loans being prepaid of the applicable Lenders in accordance with their respective Applicable Percentages for such Class.

(ii)                                  Swing Line Loans.  The Company may, upon notice to the Swing Line Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)                               Term Loan.  The Company may, upon notice from the Company to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of

Loan Prepayment, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (D) any prepayment of the Term Loan shall be applied ratably to the remaining principal amortization payments including the final payment on the Maturity Date; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing or if such prepayment is to be made in connection with an acquisition or a transaction involving a Change of Control, such notice of prepayment may be revoked (subject to Section 3.05)  if the financing, acquisition or Change of Control transaction is not consummated within the period indicated in such notice.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the applicable Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 Mandatory Prepayments of Loans.

(i)                                      Revolving A Overadvance.  If for any reason the Total Revolving A Outstandings at any time exceed the Aggregate Revolving A Commitments then in effect, the Company shall immediately prepay Revolving A Loans and/or Swing Line Loans made to it, and/or the Company shall Cash Collateralize the L/C Obligations, in an aggregate amount equal to such excess; provided, however, that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving A Loans and Swing Line Loans the Total Revolving A Outstandings exceed the Aggregate Revolving A Commitments then in effect.  All amounts required to be paid pursuant to this Section 2.05(b)(i) shall be applied, first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving A Loans, and, third, to Cash Collateralize the remaining L/C Obligations.  Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities.

(ii)                                  Revolving B Overadvance.  If for any reason the Outstanding Amount of all Revolving B Loans at any time exceeds the Aggregate Revolving B Commitments then in effect (other than solely as a result of a condition described in clause (iii) below, in which case any required prepayment shall be made in accordance with, and to the extent required by, such clause), the Borrowers shall immediately prepay Revolving B

Loans in an aggregate amount equal to such excess.  All amounts required to be paid pursuant to this Section 2.05(b)(ii) shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities.

(iii)                               UK Borrower Sublimit Overadvance.  If the Administrative Agent notifies the Company at any time that (i) the Outstanding Amount of all Revolving B Loans made to the UK Borrower at such time exceeds an amount equal to 105% of the UK Borrower Sublimit then in effect or (ii) solely as a result of changes in the applicable Spot Rates, the Outstanding Amount of all Revolving B Loans exceeds 105% of the Aggregate Revolving B Commitments, then, within five Business Days after receipt of such notice, the Company or the UK Borrower, as the case may be, shall prepay Revolving B Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the UK Borrower Sublimit or the Aggregate Revolving B Commitments, as applicable, then in effect.

(iv)                              Asset Sales and Recovery Events.  The Company shall prepay the Term Loan (ratably to the remaining principal amortization payments, including the final payment on the Maturity Date) in an aggregate amount equal to 100% of the Net Cash Proceeds received by the Company or any Restricted Subsidiary from all Asset Sales (other than (A) any Assets Sale (or series of related Asset Sales) the Net Cash Proceeds of which do not exceed $5,000,000 and (B) Asset Sales permitted by Sections 8.07(c), (f), (g), (i), (j), (k), (l), (m), (n), and (o)) and Recovery Events (other than any Recovery Event the Net Cash Proceeds of which do not exceed $5,000,000), in each case, to the extent such Net Cash Proceeds are not reinvested in assets (excluding current assets as classified by GAAP) that are useful in the business of the Company and its Restricted Subsidiaries within 180 days of the date of such Asset Sale or Recovery Event (it being understood that such prepayment shall be due immediately upon the expiration of such 180 day period).

(v)                                 Consolidated Excess Cash Flow.  Within 95 days after the end of each Fiscal Year of the Company commencing with the Fiscal Year ending December 31, 2015, the Company shall prepay the Term Loan (ratably to the remaining principal amortization payments, including the final payment on the Maturity Date) in an aggregate amount equal to the difference (to the extent positive) of (A) 50% of Consolidated Excess Cash Flow for such Fiscal Year minus (B) the aggregate amount of all voluntary prepayments of the Term Loan during such Fiscal Year; provided, however, if the Consolidated Net Leverage Ratio as of the last day of such Fiscal Year does not exceed 3.50 to 1.0, then the Company shall not be required to make the foregoing payment for such Fiscal Year.

(vi)                              Debt Issuances.  Immediately upon receipt by the Company or any Restricted Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Company shall prepay the Term Loan (ratably to the remaining principal amortization payments, including the final payment on the Maturity Date) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(vii)                           Extraordinary Receipts.  Immediately upon the receipt by the Company or any Restricted Subsidiary of any Extraordinary Receipts, the Company shall prepay the Term Loan (ratably to the remaining principal amortization payments, including the final payment on the Maturity Date) in an aggregate amount equal to 100% of such Extraordinary Receipts.

All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by accrued interest on the principal amount prepaid as of the date of such prepayment in accordance with Section 2.10(a).

Notwithstanding anything to the contrary herein, all payments made by the UK Borrower under this Section 2.05(b) shall be applied solely to the Obligations of the UK Borrower hereunder. Payments made by the Company hereunder may at the election of the Company be applied to Obligations of the Company or the UK Borrower.

2.06                        Termination or Reduction of Revolving Commitments.

The Company may, upon notice to the Administrative Agent, terminate the Aggregate Revolving A Commitments or the Aggregate Revolving B Commitments, or from time to time permanently reduce in part the Aggregate Revolving A Commitments or the Aggregate Revolving B Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, or upon such lesser number of days as determined by the Administrative Agent in its sole discretion, (ii) any such partial reduction shall be in an aggregate amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Revolving A Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving A Outstandings would exceed the Aggregate Revolving A Commitments, (iv) the Company shall not terminate or reduce the Aggregate Revolving B Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of all Revolving B Loans would exceed the Aggregate Revolving B Commitments, (v) if, after giving effect to any reduction of the Aggregate Revolving A Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving A Commitments, such sublimit shall be automatically reduced by the amount of such excess, and (vi) if, after giving effect to any reduction of the Aggregate Revolving B Commitments, the UK Borrower Sublimit exceeds the amount of the Aggregate Revolving B Commitments, such sublimit shall be automatically reduced by the amount of such excess; provided further that if such notice of reduction or termination indicates that such reduction or termination is being made in connection with a prepayment is to be funded with the proceeds of a refinancing or if such reduction or termination is to be made in connection with an acquisition or a transaction involving a Change of Control, such notice of reduction or termination may be revoked (subject to Section 3.05) if the financing, acquisition or Change of Control transaction is not consummated within the period indicated in such notice.  The Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of the Aggregate Revolving A Commitments or the Aggregate Revolving B Commitments.  Any reduction of the Aggregate Revolving A Commitments shall be applied to the Revolving A Commitment of each Revolving A Lender according to its Applicable Percentage.  Any reduction of the Aggregate Revolving B Commitments shall be applied to the Revolving B Commitment of each Revolving B Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Revolving A Commitments or the Revolving B Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)                                 Revolving Loans.  Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans made to such Borrower and outstanding on such date; provided at the election of the Company, the Company may repay Revolving B Loans made to the UK Borrower.

(b)                                 Swing Line Loans.  The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

(c)                                  UK Borrower.  Notwithstanding anything to the contrary herein, the UK Borrower shall not be obligated to repay any Loans made to the Company or any Letters of Credit issued for the account of the Company.

(d)                                 Term Loan.  The Company shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 8.02:

Payment Dates	Principal Amortization Payment

March 31, 2015	$5,000,000
June 30, 2015	$5,000,000
September 30, 2015	$5,000,000
December 31, 2015	$5,000,000
March 31, 2016	$5,000,000
June 30, 2016	$5,000,000
September 30, 2016	$5,000,000
December 31, 2016	$5,000,000
March 31, 2017	$5,000,000
June 30, 2017	$5,000,000
September 30, 2017	$5,000,000
December 31, 2017	$5,000,000
March 31, 2018	$5,000,000
June 30, 2018	$5,000,000
September 30, 2018	$5,000,000
December 31, 2018	$5,000,000
March 31, 2019	$5,000,000
June 30, 2019	$5,000,000
Maturity Date	Balance

2.08                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     From and after the occurrence and during the continuation of any Event of Default under Section 9.01(a)(i), any such amount of principal of any Loan not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall bear interest at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                            From and after the occurrence and during the continuation of any Event of Default under Section 9.01(a)(ii) or 9.01(a)(iii), any amount (other than principal of any Loan) payable by a Borrower under any Loan Document not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall bear interest at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                         Upon the written request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers, as applicable, shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times during the continuance of such Event of Default equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                        Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)                                 Commitment Fee.

(i)                                     The Company shall pay to the Administrative Agent, for the account of each Revolving A Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving A Commitments exceed the sum of (y) the Outstanding Amount of Revolving A Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.  For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving A Commitments for purposes of determining the commitment fee.

(ii)                                  The Company shall pay to the Administrative Agent, for the account of each Revolving B Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving B Commitments exceed the Outstanding Amount of all Revolving B Loans.

(iii)                               The commitment fees described in clauses (i) and (ii) shall accrue at all times during the applicable Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the applicable Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Other Fees.

(i)                                     The Company shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)                                 All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the applicable Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to such Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under this Agreement.

The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall be in the form of Exhibit 2.11(a) (a “Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Class, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall at the discretion of the Administrative Agent in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans.  If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by the Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Cash Collateral.

(a)                                 Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 9.02(c) or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (ii) or (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender).  Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within five Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b)                                 Grant of Security Interest.  The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the

Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 (or, if applicable, Section 5.04) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)                               With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b)                                 Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving A Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 (or, if applicable, Section 5.04) are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving A Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving A Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c)                                  Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (b) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and

(y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(d)                                 Defaulting Lender Cure.  If the Company and the Administrative Agent (and in the case of a Defaulting Lender that is a Revolving A Lender, the Swing Line Lender and the L/C Issuer) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16                        UK Borrower Liability.

For the avoidance of doubt, and notwithstanding anything herein to the contrary, the UK Borrower shall have no liability for any Obligations of the Company or any other U.S. Loan Party, and the UK Borrower shall have no liability for any Obligation under Article III or any indemnification obligations hereunder which do not relate to Obligations, actions or omissions of, or with respect to, the UK Borrower.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes other than UK Tax, which is addressed in Section 3.07(a) below, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes but excluding UK Tax, which is addressed in Section 3.07(c) below, from any payment, then (A) the Administrative

Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Government Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code or of the United Kingdom to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Government Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Government Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes (excluding UK Tax, which is addressed in Section 3.07 below).

(c)                                  Tax Indemnifications.  Without duplicating of the provisions of subsection (a) above, (i) each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01, but excluding UK Tax, which is addressed in Section 3.07(i)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after written demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below (but excluding UK Tax which is addressed in Section 3.07(i) below); provided that, such Lender or the L/C Issuer, as the case may be, shall indemnify each Loan Party to the extent of any payment such Loan Party makes to the

Administrative Agent pursuant to this sentence with respect to Taxes described in clauses (y) and (z) of Section 3.01(c)(ii).

(ii)                                  Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or a Loan Party shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes (other than UK Tax, which is addressed in Section 3.07(e)) by such Loan Party, the Administrative Agent or any Recipient to a Government Authority as provided in this Section 3.01, such Loan Party and/or other Recipient shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender or L/C Issuer that is entitled to an exemption from or reduction of withholding Tax (other than withholding Tax imposed by the UK, which is addressed in Section 3.07(f)) with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender or L/C Issuer, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender or L/C Issuer is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (1) set forth in

Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below (or substantively comparable successor to such documentation that is not materially more onerous to comply with) or (2) required by applicable Law other than the Internal Revenue Code or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (it being understood that the Company shall be given a reasonable opportunity to reimburse such cost or expense) such or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender or L/C Issuer that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender or L/C Issuer becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender or L/C Issuer is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-B or Exhibit 3.01-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-D on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender or L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or L/C Issuer shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or L/C Issuer has complied with such Lender’s or L/C Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)                               Each Lender and L/C Issuer agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party (other than UK Tax which is addressed in Section 3.07(j) below) or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient in connection with such refund, and without interest (other than any interest paid by the relevant Government Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Government Authority) to the Recipient in the event the Recipient is required to repay such refund to such Government Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful (which determination shall be made only after consultation with the Company and the Administrative Agent), or that any Government Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Government Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers, as applicable, shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency

Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

Each Lender at its option may make any Credit Extension to a Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Credit Extension; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to issue, make, maintain, fund or charge any interest rate with respect to any Credit Extension to the UK Borrower then, on notice thereof by such Lender to the Company through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended.  Upon receipt of such notice, the Loan Parties shall, take all reasonable actions requested by such Lender to mitigate or avoid such illegality.

3.03                        Inability to Determine Rates.

If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, in the case of a pending request for a Eurocurrency Rate Loan or conversion or continuation in an Alternative Currency as to which the Administrative Agent has made the determination described in clause (a) of the first sentence of this Section, the Administrative Agent, in consultation with the Company and the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent for funding Loans in the applicable currency and amount, and with the same Interest Period as the Eurocurrency Rate Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (y) the

Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any Lender determines that any Law has made it unlawful, or that any Government Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Government Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

3.04                        Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or the L/C Issuer;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Connection Income Taxes and (D) UK Tax (i) consisting of a Tax Deduction required by law to be made by the UK Borrower or (ii) compensated for by Section 3.07 or that would be compensated for by Section 3.07 but was not compensated for because one of the exclusions in Section 3.07 applied) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof; provided that a Lender shall not be entitled to any compensation pursuant to this Section 3.04 to the extent such Lender is not generally imposing such charges or requesting such compensation from other similarly situated borrowers under similar circumstances.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Additional Reserve Requirements.  The applicable Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”) by any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority (including the FRB), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower (including if such notice is revoked in accordance with the terms hereof);

(c)                                  any failure by a Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)                                 any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by a Borrower pursuant to Section 11.14;

excluding any loss of anticipated profits (or any Applicable Rate) but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  Each Lender may make any Credit Extension to a Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Government Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, or if any sum payable to any Lender by a Loan Party is required to be increased under Section 3.07(c), or if any Lender claims indemnification under Section 3.07(i), then at the request of the Company such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.04, 3.07(c) or 3.07(i), as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be

(it being understood that the Borrowers shall be given a reasonable opportunity to reimburse such cost or expense).  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Government Authority for the account of any Lender pursuant to Section 3.01,  or if any sum payable to any Lender by a Loan Party is required to be increased under Section 3.07(c), or if any Lender claims indemnification under Section 3.07(i),  and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 11.14.

3.07                        UK Tax.

(a)                                 Each Loan Party shall make all payments to be made by it under a Loan Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 A Loan Party shall promptly upon becoming aware that it must make a Tax Deduction notify the Administrative Agent accordingly.  Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment to that Lender.  If the Administrative Agent receives such notification from a Lender it shall promptly notify the Company and that Loan Party.

(c)                                  Subject to Section 3.07(d) below, if a Tax Deduction is required to be made by a Loan Party under any Loan Document, the amount of the payment due from that Loan Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 A payment shall not be increased under Section 3.07(c) above by reason of a Tax Deduction, if on the date on which the payment falls due:

(i)                                     the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change in Law after the date it became a Lender under this Agreement; or

(ii)                                  the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(b) of the definition of Qualifying Lender and:

(A)                               an officer of H.M. Revenue & Customs has given (and not revoked) a direction under section 931 ITA 2007 (a “Direction”) which relates to that payment and that Lender has received from a Borrower a certified copy of that Direction; and

(B)                               the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)                               the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(b) of the definition of Qualifying Lender and:

(A)                               the relevant Lender has not given a Tax Confirmation to the Company; and

(B)                               the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the relevant Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 ITA 2007; or

(iv)                              the relevant Lender is a Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 3.07(f) below.

(e)                                  If a Loan Party is required to make a Tax Deduction, that Loan Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.  Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Loan Party making that Tax Deduction shall deliver to the Administrative Agent for the Lender entitled to the payment a statement under section 975 ITA 2007 or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)                                   Treaty Filing.

(i)                                     Subject to clause (ii) below, a Treaty Lender and each Loan Party which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a Tax Deduction.

(ii)                                  Nothing in clause (i) above shall require a Treaty Lender to:

(A)                               register under the HMRC DT Treaty Passport scheme; or

(B)                               apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered.

(iii)                               A Treaty Lender that: (x) becomes a Party on the date of this Agreement, (y) holds a passport under the HMRC DT Treaty Passport scheme, and (z) wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence next to its signature on the relevant signature page hereto.  A Treaty Lender that: (x) is a New Lender (as defined in Section 3.07 below), (y) holds a passport under the HMRC DT Treaty Passport scheme, and (z) wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption which it executes on becoming a Party.

(iv)                               If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with clause (iii) above and

(A)                               a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(B)                               a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(1)                                 that Borrower DTTP Filing has been rejected by H.M. Revenue & Customs; or

(2)                                 H.M. Revenue & Customs has not given the Borrower authority to make payment to that Lender without a Tax Deduction within thirty (30) days of the date of the Borrower DTTP Filing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorization to make that payment without a Tax Deduction.

(v)                                 If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with clause (iii) above, no Loan Party shall make a Borrower DTTP Filing               or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender agrees otherwise.

(vi)                              A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(g)                                  Lender Status Confirmation.  Each Lender (other than Lenders that are not Revolving B Lenders) shall indicate, for the benefit of the Administrative Agent and without liability to any Loan Party which of the following categories it falls in: (a) not a Qualifying Lender; (b) a Qualifying Lender (other than a Treaty Lender); or, (c) a Treaty Lender, in the case of a Lender which becomes a Party on the date of this Agreement next to the signature of that Lender in the relevant signature page hereto, or in the case of a Lender which becomes a Party after the date of this Agreement ( a “New Lender”), on the Assignment and Assumption which it executes on becoming a Party.  If a New Lender fails to indicate its status in accordance with this Section 3.07(g) then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Company).  For the avoidance of doubt, the Assignment and Assumption shall not be invalidated by any failure of a New Lender to comply with this Section 3.07(g).

(h)                                 UK Non-Bank Lenders.  A UK Non-Bank Lender which becomes a Party on the date of this Agreement gives a Tax Confirmation to the Company by entering into this Agreement.  A UK Non-Bank Lender shall promptly notify the Company and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(i)                                     Tax Indemnity.

(i)                                     The Company shall (within five (5) Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of UK Tax by that Protected Party in respect of a Loan Document.

(ii)                                  Clause (i) above shall not apply with respect to any UK Tax assessed on a Protected Party:

(A)                               under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident or as carrying on a business through a permanent establishment in the United Kingdom to which any right (including sums received or receivable) under a Loan Document is attributable for tax purposes; or

(B)                               under the law of the jurisdiction in which that Protected Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that UK Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party.

(iii)                               Furthermore, clause (i) above shall not apply to the extent a loss, liability or cost:

(A)                               is compensated for by an increased payment under Section 3.07(c) above; or

(B)                               would have been compensated for by an increased payment under Section 3.07(c) above but was not so compensated solely because one of the exclusions in Section 3.07(d) applied;

(iv)                              A Protected Party making, or intending to make a claim under clause (a) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Company. A Protected Party shall, on receiving a payment from the Company notify the Administrative Agent.

(j)                                    Tax Credit.  If a Loan Party makes a UK Tax Payment and the relevant Lender determines (in its sole discretion exercised in good faith, including upon a reasonable request by the relevant Loan Party making the Tax Payment) that a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment, that Lender shall at the expense of the relevant Loan Parties use reasonable efforts to co-operate with the relevant Loan Party to obtain the Tax Credit from the relevant Government Authority, and if that Lender has obtained and utilized all or part of that Tax Credit, that Lender shall pay an amount to the Loan Party which that Lender determines (in its sole discretion exercised in good faith) will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been made by the Loan Party.

(k)                                 Stamp Duty.  The Company shall pay and, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar UK Tax payable in respect of any Loan Document other than where such stamp duty, registration or other similar UK Tax is in relation to an assignment, transfer or novation (or other disposal) by a Lender (or any successor thereof) of any right, benefit or obligation under a Loan Document.

(l)                                     VAT.

(i)                                     All amounts set out, or expressed to be payable under a Loan Document by any party to a Finance Party which (in whole or part) constitute the consideration for any supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and such Finance Party is required to account to the relevant Government Authority for the VAT, that Party must pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to that party).

(ii)                                  If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration (i) (where the Supplier is the person required to account to the relevant Government Authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT and the Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant Government Authority which the Recipient reasonably determines relates to the VAT chargeable on that supply and (ii) (where the Recipient is the person required to account to the relevant Government Authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant Government Authority in respect of that VAT.

(iii)                               Where a Loan Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Government Authority.

(iv)                              Any reference in this Section 3.07(l) to any Party shall, at any time when such Person is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or such similar or equivalent concept or entity as may be provided under similar or equivalent legislation in any jurisdiction other than the United Kingdom).

(v)                                 In relation to any supply made by a Finance Party to any Party under a Loan Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

3.08                        Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01                        The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, the L/C Issuer and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, (i) the Obligations guaranteed by each Guarantor under this Article IV, shall only include the Obligations for which such Guarantor is defined as a Guarantor of pursuant to the definition of “Guarantor”, and  (ii)the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02                        Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Loan Party for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03                        Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04                        Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05                        Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition under any Debtor Relief Law (or other applicable Law) preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration in accordance with the terms of the Loan Documents (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person as a result of any such stay, injunction or prohibition) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06                        Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid-in-full and the Commitments have terminated, and none of the Guarantors shall exercise any right or remedy under this Section 4.06 against any other Guarantor until such Obligations have been paid-in-full and the Commitments have terminated.  For purposes of this Section 4.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.  This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrowers in respect of any payment of Obligations.

4.07                        Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

4.08                        Keepwell.

Each Loan Party (other than the UK Borrower) that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount).  The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each such Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party that would otherwise not constitute an “eligible contract participant” for any Swap Obligation for all purposes of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                        Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to the satisfaction of the following conditions precedent:

(a)                                 Receipt by the Administrative Agent of the following, each in form and substance reasonably satisfactory to the Administrative Agent and each Lender:

(i)                                     Loan Documents.  Executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(ii)                                  Opinions of Counsel.  Favorable opinions of legal counsel to the Loan Parties (including any local domestic and foreign counsel reasonably requested by the Administrative Agent) and, with respect to certain opinions with respect to the UK Borrower, legal counsel to the Administrative Agent, each addressed to the Administrative Agent and each Lender as of the Closing Date (with customary reliance rights), dated as of the Closing Date.

(iii)                               Organization Documents, Resolutions, Etc.

(A)                               copies of the Organization Documents of each U.S. Loan Party certified to be true and complete as of a recent date by the appropriate Government Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such U.S. Loan Party to be true and correct as of the Closing Date;

(B)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(C)                               such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation; and

(D)                               in relation to the UK Borrower:

(1)                                 a copy of a resolution of the board of directors of the UK Borrower:

(i)                                     approving the terms of, and the transactions contemplated by, this Agreement and the other Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party;

(ii)                                  authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

(iii)                               authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party;

(2)                                 a certificate of the UK Borrower (signed by a director) confirming that:

(i)                                     borrowing the UK Borrower Sublimit would not cause any borrowing or similar limit binding on the UK Borrower to be exceeded; and

(ii)                                  the constitutional documents and resolution of the board of directors of the UK Borrower are correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(3)                                 copies of the Organization Documents of the UK Borrower.

(iv)                              Personal Property Collateral.

(A)                               UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(B)                               all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person); and

(C)                               duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered Intellectual Property of the Loan Parties.

(v)                                 Real Property Collateral.

(A)                               a fully executed and notarized Mortgage encumbering the fee interest of any Loan Party in the Real Property Asset located at 3113 Woodcreek Drive, Downers Grove, Illinois;

(B)                               an ALTA mortgagee title insurance policy to be issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such Mortgaged Property, assuring the Administrative Agent that each of such Mortgage creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances and a standard survey exception, which title insurance policy shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent; and

(C)                               evidence as to (A) whether such Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and (B) if such Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Company and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders.

(vi)                              Evidence of Insurance.  Copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(vii)                           Closing Certificate.  A certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied.

(b)                                 Termination of Existing Credit Agreement. Receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that the Existing Credit Agreement shall have been repaid and terminated and all Liens in connection therewith have been released.

(c)                                  Fees.  Receipt by the Administrative Agent, the Lead Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(d)                                 Attorney Costs.  The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced in reasonable detail at least one Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                        Conditions to all Credit Extensions (other than the Initial Borrowing of the Term Loan and the Bloom Acquisition Advance).

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of each Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date.

(b)                                 No Default shall exist, or would result immediately after giving effect to, such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that, in the reasonable opinion of the Administrative Agent, the Required Revolving B Lenders (in the case of any Revolving B Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), would make it commercially impracticable, taking into account then current market practices, for such Credit Extension to be denominated in the relevant Alternative Currency.

(e)                                  Prior to the earlier of the consummation of the Bloom Acquisition or the expiration or termination of the Bloom Acquisition Agreement, after giving effect to such Credit Extension, the sum of (i) the Aggregate Revolving A Commitments minus the Total Revolving A Outstandings plus (ii) the Aggregate Revolving B Commitments minus the Outstanding Amount of all Revolving B Loans shall be at least $130,000,000.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

5.03                        Conditions to Initial Borrowing of the Term Loan.

The obligation of each Lender to honor any Loan Notice requesting the initial Borrowing of the Term Loan is subject only to the following conditions precedent:

(a)                                 At the time of, and after giving effect to the initial Borrowing of the Term Loan, the Specified Representations shall be true and correct in all material respects (or if any such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if any such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date.

(b)                                 There shall not have been any amendment, modification, waiver or consent under the Bloom Acquisition Agreement that is materially adverse to the interests of the Lenders (in their capacities as such) unless such amendment or modification is approved by the Lead Arrangers (which approval shall not be unreasonably withheld or delayed); provided, that any change in purchase price (excluding adjustments to the purchase price contemplated under Sections 2.1.1.1 or 2.2 of the Bloom Acquisition Agreement (as in effect on the date thereof)) by 10% or more and any change to the definition of “Company Material Adverse Effect” in the Bloom Acquisition Agreement (as in effect on the date thereof) shall be deemed to be materially adverse to the Lenders.  The Administrative Agent shall have received a fully-executed copy of the Bloom Acquisition Agreement (with all schedules and exhibits thereto), together with any amendments, modifications, waivers or consents thereunder, certified to be true and complete by a responsible officer of the Company.

(c)                                  The Company shall have paid (i) all agreed fees to the Administrative Agent, the Lead Arrangers and the Lenders and (ii) all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced in reasonable detail at least one Business Day prior to the date of the requested Borrowing, in each case, which amounts may be paid from the proceeds of the Term Loan.

(d)                                 The Administrative Agent shall have received a certificate from a Responsible Officer of the Company representing and warranting that the representations and warranties of each Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date.  Notwithstanding the foregoing, the only representations and warranties the accuracy of which shall be a condition to the availability of the initial Borrowing of the Term Loan shall be the Specified Representations.

(e)                                  The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Company in the form of Exhibit 5.03 hereto.

(f)                                   The Administrative Agent shall have received (i) the annual audited financial statements of Bloom and its subsidiaries for the fiscal year ended December 31, 2013, (ii) interim monthly financial statements of Bloom dated the end of each fiscal month (commencing with the fiscal month ending April 30, 2014) ending at least 30 days prior to the First Amendment Effective Date (such financial statements to be consistent with the requirements set forth in Section 5.6.3 of the Bloom Acquisition Agreement as in effect on the date thereof); and (iii) pro forma consolidated financial statements as to the Company and its Restricted Subsidiaries (based on its June 30, 2014 financial statements) giving effect to the Bloom Acquisition.

(g)                                  The Administrative Agent and the Lenders shall have received all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act at least three Business Days prior to the requested Borrowing.

(h)                                 The Administrative Agent shall have received a Loan Notice for such Borrowing in accordance with the requirements hereof.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.03, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed First Amendment Effective Date specifying its objection thereto.

5.04                        Conditions to Bloom Acquisition Advance.

The obligation of each Lender to honor any Loan Notice requesting the Borrowing of the Bloom Acquisition Advance is subject only to the following conditions precedent:

(a)                                 At the time of, and after giving effect to the Bloom Acquisition Advance and the Bloom Acquisition, the Specified Representations shall be true and correct in all material respects (or if any such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if any such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date.

(b)                                 The representations and warranties made by or on behalf of Bloom in the Bloom Acquisition Agreement and which are material to the interests of the Lenders (in their capacities as such) shall be true and correct in all respects as of the date of consummation of the Bloom Acquisition, but only to the extent that the Company or any of its Affiliates has the right to terminate its obligations under the Bloom Acquisition Agreement or to decline to consummate the Bloom Acquisition as a result of a breach of such representations and warranties in the Bloom Acquisition Agreement (such representations, the “Bloom Acquisition Representations”).

(c)                                  Since the date of the Bloom Acquisition Agreement, there shall not have been any event or development with relation to Bloom or its subsidiaries that, individually or in the aggregate, has had a Bloom Material Adverse Effect.

(d)                                 There shall not have been any amendment, modification, waiver or consent under the Bloom Acquisition Agreement that is materially adverse to the interests of the Lenders (in their capacities as such) unless such amendment or modification is approved by the Lead Arrangers (which approval shall not be unreasonably withheld or delayed); provided, that any change in purchase price (excluding adjustments to the purchase price contemplated under Sections 2.1.1.1 or 2.2 of the Bloom Acquisition Agreement (as in effect on the date thereof)) by 10% or more and any change to the definition of “Company Material Adverse Effect” in the Bloom Acquisition Agreement (as in effect on the date thereof) shall be deemed to be materially adverse to the Lenders.  The Administrative Agent shall have received a fully-executed copy of the Bloom Acquisition Agreement (with all schedules and exhibits thereto), together with any amendments, modifications, waivers or consents thereunder, certified to be true and complete by a responsible officer of the Company.

(e)                                  The Bloom Acquisition shall have been, or shall concurrently with the Borrowing of the Bloom Acquisition Advance be, consummated in accordance with the terms of the Bloom Acquisition Agreement (subject to any amendments, modifications, waivers and consents permitted by subsection (d) above);

(f)                                   All amounts outstanding under the terms of that certain Loan Agreement dated October 26, 2010, between Bloom and Union Bank, NA shall have been repaid, all commitments thereunder shall have been terminated and all liens and security interests relating thereto shall have been released.

(g)                                  Arrangements reasonably satisfactory to the Administrative Agent shall have been made so that the domestic Persons acquired pursuant to the Bloom Acquisition shall, immediately following the consummation of the Bloom Acquisition, become Guarantors and grant a security interest in their assets as Collateral in accordance with Sections 7.08 and 7.09, and with the other deliverables required thereby, in each case, to the extent applicable to such Persons, and that such security interest shall be perfected; provided that to the extent the perfection of the security interest in any Collateral (other than the pledge and perfection of the security interests in Capital Stock of Bloom and its Domestic Subsidiaries and assets with respect to which a Lien may be perfected by the filing of a financing statement under the UCC) is not able to be provided on the date of the Bloom Acquisition Advance after the Company’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of any such security interest shall not constitute a condition precedent to the funding of the Bloom Acquisition Advance, but instead shall be required prior to the date 60 days following the date of the Bloom Acquisition Advance (or such later date as agreed by the Administrative Agent).

(h)                                 The Administrative Agent shall have received a certificate from a Responsible Officer of the Company representing and warranting that the representations and warranties of each Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date.  Notwithstanding the foregoing, the only representations and warranties the accuracy of which shall be a condition to the availability of the Bloom Acquisition Advance shall be the Specified Representations and the Bloom Acquisition Representations.

(i)                                     The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Company in the form of Exhibit 5.03 hereto.

(j)                                    The Administrative Agent and the Lenders shall have received all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act at least three Business Days prior to the requested Borrowing.

(k)                                 The Administrative Agent shall have received a Loan Notice for such Borrowing in accordance with the requirements hereof.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.04, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed date of the Bloom Acquisition Advance specifying its objection thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01                        Organization, Powers, Qualification, Good Standing, Business and Restricted Subsidiaries.

(a)                                 Organization and Powers.  The Company and each of its Restricted Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as specified in Schedule 6.01.  The Company and each of its Restricted Subsidiaries has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)                                 Qualification and Good Standing.  The Company and each of its Restricted Subsidiaries is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Conduct of Business.  The Company and each of its Restricted Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to Section 8.10.

(d)                                 Subsidiaries.  All of the Subsidiaries of the Company and their jurisdictions of organization are identified in Schedule 6.01, as said Schedule 6.01 may be supplemented from time to time pursuant to the provisions of Section 7.01(n).  The Capital Stock of each of the Restricted Subsidiaries identified in Schedule 6.01 (as so supplemented by the Company) is duly authorized and validly issued, and none of such Capital Stock constitutes Margin Stock; except as set forth in Schedule 6.01 (as so supplemented), such Capital Stock is fully paid and nonassessable.  Each of the Restricted Subsidiaries identified in Schedule 6.01 (as so supplemented by the Company) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  Schedule 6.01 (as so supplemented) correctly sets forth the ownership interest of the Company and each of its Subsidiaries in each of the Subsidiaries of the Company identified therein.

6.02                        Authorization of Borrowing, Etc.

(a)                                 Authorization of Borrowing.  The execution, delivery and performance of each of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

(b)                                 No Conflict.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any Law applicable to the Company or any of its Restricted Subsidiaries, or any order, judgment or decree of any court or other Government Authority binding on the Company or any of its Restricted Subsidiaries, (ii) violate any provision of the Organization Documents of the Company or any of its Restricted Subsidiaries, (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Restricted Subsidiaries, (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Restricted Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Administrative Agent on behalf of the Lenders), or (v) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Restricted Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except, in the case of clauses (i), (iii), (iv) or (v), to the extent such violation, conflict, breach, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Governmental Consents.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization except any thereof which (x) have been duly obtained and are in full force and effect or (y) the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

6.03                        Financial Condition.

The Audited Financial Statements and the unaudited consolidated balance sheet of the Company for the Fiscal Quarter ending March 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Company, including the notes thereto, were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end or quarter-end adjustments and the absence of footnotes.  As of the Closing Date, neither the Company nor any of its Restricted Subsidiaries has any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the most recent foregoing financial statements available as of the Closing Date or the notes thereto (other than the Obligations) and that, in any such case, would have a Material Adverse Effect.

6.04                        No Material Adverse Change.

Since December 31, 2013, no event or change has occurred that has had or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

6.05                        Title to Properties; Liens; Real Property; Intellectual Property.

(a)                                 Title to Properties; Liens.  The Company and its Restricted Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by Section 8.07 and except for such defects that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  All such properties and assets are free and clear of Liens except for Permitted Liens.

(b)                                 Real Property.  As of the Closing Date, Schedule 6.05(b) contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets of the Company and its Restricted Subsidiaries and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

(c)                                  Intellectual Property.  As of the Closing Date, the Company and its Restricted Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Responsible Officer of the Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To the Company’s knowledge, the use of such Intellectual Property by the Company and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All United States federal registrations of and applications for Intellectual Property that are owned by the Company or any of its Domestic Subsidiaries on the Closing Date are listed on Schedule 6.05(c).

6.06                        Litigation; Adverse Facts.

There are no Proceedings (whether or not purportedly on behalf of the Company or any of its Restricted Subsidiaries) at Law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Responsible Officer of the Company, threatened against or affecting the Company or any of its Restricted Subsidiaries or any property of the Company or any of its Restricted Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any of its Restricted Subsidiaries (i) is in violation of any applicable Laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

6.07                        Payment of Taxes.

Except as could not reasonably be expected to have a Material Adverse Effect, all tax returns and reports of the Company and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and except to the extent permitted by Section 7.03, all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Company and its Restricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid prior to delinquency other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings; provided that the Company or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP and the failure to pay such amounts would not reasonably be expected to result in a Material Adverse Effect.

6.08                        No Default; Performance of Agreements.

(a)                                 No Default has occurred and is continuing.

(b)                                 Neither the Company nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

6.09                        Governmental Regulation.

Neither the Company nor any of its Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other Law which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

6.10                        Securities Activities.

(a)                                 Neither the Company nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)                                 Following application of the proceeds of each Credit Extension, not more than 25% of the value of the assets (either of the Company only or of the Company and its Restricted Subsidiaries on a consolidated basis) subject to the provisions of Section 8.02 or 8.07 or subject to any restriction contained in any agreement or instrument, between the Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of Section 9.01(b), will be Margin Stock.

6.11                        Employee Benefit Plans.

(a)                                 The Company, each of its Restricted Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a determination letter stating that it is so qualified and, to the knowledge of the Company, no event has occurred which would result in the loss of such qualification.

(b)                                 No ERISA Event has occurred or is reasonably expected to occur.

(c)                                  Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 6.11, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates.

(d)                                 As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000.

(e)                                  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Restricted Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $5,000,000.

(f)                                   The Company and its Restricted Subsidiaries have made full payment when due of all required contributions to any Foreign Plan, except where the failure to do so would not result in a Material Adverse Effect.

6.12                        [Reserved].

6.13                        Environmental Protection.

(a)                                 Neither the Company nor any of its Restricted Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (i) any Environmental Law, (ii) any Environmental Claim, or (iii) any Hazardous Materials Activity, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(b)                                 neither the Company nor any of its Restricted Subsidiaries has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state Law, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  to any Responsible Officer of the Company’s knowledge there are, and have been, no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)                                 (i) as of the Closing Date, neither the Company nor any of its Restricted Subsidiaries nor, to any Responsible Officer of the Company’s knowledge, any predecessor of the Company or any of its Restricted Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and (ii) none of the Company’s or any of its Restricted Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

(e)                                  compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

6.14                        Employee Matters.

There is no strike or work stoppage in existence or threatened involving the Company or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

6.15                        Solvency.

The Loan Parties, on a consolidated basis, are, and, upon the incurrence of any Obligations by any Loan Party on any date on which this representation is made, will be, Solvent.

6.16                        Matters Relating to Collateral.

(a)                                 Creation, Perfection and Priority of Liens.  The execution and delivery of the Collateral Documents by the Loan Parties, together with (i) the actions taken to date pursuant to Sections 5.01, 7.08 and 7.09 and (ii) the delivery to the Administrative Agent of any pledged certificated Capital Stock or instruments not delivered to the Administrative Agent at the time of execution and delivery of the applicable Collateral Document (and the execution of control agreements with respect to Deposit Accounts pledged as Collateral which are required to be subject to perfected Liens) are effective to create in favor of the Administrative Agent for the benefit of the Lenders, as security for the Obligations, a valid First Priority Lien on all of the Collateral (other than Excluded Assets and foreign Intellectual Property), and all registrations or filings (including filing of any UCC financing statements) necessary to perfect and maintain the perfection and First Priority status of such Liens that can be perfected by registration or filings (including filing of any UCC financing statements) have been duly made or taken and remain in full force and effect (or will be duly made or taken within applicable time periods), other than the filing of any UCC financing statements delivered to the Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Administrative Agent and Intellectual Property filings to be made following the Closing Date or following the acquisition of the applicable Intellectual Property.

(b)                                 Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of the Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable Law), except for filings, registrations or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any pledged Capital Stock, by Laws generally affecting the offering and sale of Securities.

(c)                                  Absence of Third-Party Filings.  Except such as may have been filed in favor of the Administrative Agent as contemplated by the Collateral Documents and to evidence permitted lease obligations and other Permitted Liens and those that are being terminated in connection with the termination of the Existing Credit Agreement, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the U.S. Patent and Trademark Office or the U.S. Copyright Office.

(d)                                 Margin Regulations.  The pledge of the Capital Stock of the Restricted Subsidiaries pursuant to the Collateral Documents does not violate Regulation U or X of the FRB.

(e)                                  Information Regarding Collateral.  All information supplied to the Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

6.17                        Disclosure.

No information (excluding projections, forward-looking information and information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements contained therein not materially misleading, in light of the circumstances under which they were or are made as of the date such information is dated or certified (and giving effect to all supplements and updates thereto).  All projections furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document (with respect to any projections related to Bloom prior to the consummation of the Bloom Acquisition, to the knowledge of the Company) were prepared in good faith based upon assumptions that were believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that such projections are not a guarantee of financial performance and actual results may differ from the projections and such differences may be material.

6.18                        Insurance.

(a)                                 The properties of the Company and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies (determined at the time such insurance is obtained) not Affiliates of the Company, in such amounts (giving effect to self-insurance), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates.  The property and general liability insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.18.

(b)                                 The Company and its Restricted Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

6.19                        Compliance with Laws.

Each of the Company and its Restricted Subsidiaries is in compliance with the requirements of all applicable Laws and orders of any Government Authority (including all Environmental Laws, ERISA and the Patriot Act) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.20                        OFAC.

None of the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Company or any Subsidiary located, organized or residing in a Designated Jurisdiction.  The Company and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in any applicable jurisdiction, as applicable, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01                        Financial Statements and Other Reports.

The Company will maintain, and cause each of its Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  The Company will deliver to the Administrative Agent:

(a)                                 Events of Default, Etc.:  promptly upon any Responsible Officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default, (ii) that any Person has given any notice to the Company or any of its Restricted Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 9.01(b), (iii) of any change in the Company’s independent certified accountants, any changes in the Company’s Organization Documents, or any restatement of the Company’s financial statements or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

(b)                                 Quarterly Financials:  as soon as available and in any event within 45 days (or 60 days, in the case of the Fiscal Quarter ending June 30, 2013) after the end of each Fiscal Quarter, other than the last Fiscal Quarter of any Fiscal Year (commencing with the Fiscal Quarter ending June 30, 2013), the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by a Financial Officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes;

(c)                                  Year-End Financials:  as soon as available and in any event within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2013), (i) the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case (commencing with the Fiscal Year ending December 31, 2013) in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by a Financial Officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated and (ii) in the case of such consolidated financial statements, a report thereon of Deloitte LLP or other independent certified public accountants of recognized national standing selected by the Company, which report shall be unqualified, including concerning the ability of the Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(d)                                 Compliance Certificates:  together with each delivery of financial statements pursuant to clauses (b) and (c) above, (i) an Officer’s Certificate of the Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Restricted Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto, and (ii) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Sections 8.01, 8.02, 8.03, 8.04, 8.06, 8.07 and 8.08, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

(e)                                  Reconciliation Statements:  if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in Section 6.03, the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clauses (b) or (c) of this Section 7.01 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements pursuant to clause (b) or (c) of this Section 7.01 following such change, consolidated financial statements of the Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years (if commencing on or after January 1, 2013) immediately preceding the Fiscal Year in which such change is made (but in no event for any Fiscal Year commencing prior to January 1, 2013), in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (ii) together with each delivery of financial statements pursuant to clause (b) or (c) of this Section 7.01 following such change, if required pursuant to Section 1.02, a written statement of the chief accounting officer or chief financial officer of the Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 8.06) which would have resulted if such financial statements had been prepared without giving effect to such change;

(f)                                   Bloom Acquisition.  immediately upon consummation of the Bloom Acquisition, a certificate (with supporting calculations) demonstrating that after giving effect to the Bloom Acquisition, the Consolidated Net Leverage Ratio, calculated as of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.01(b) or (c) on a Pro Forma Basis, shall be at least 0.25 to 1.00 lower than the maximum then-permitted under Section 8.06(a);

(g)                                  Accountants’ Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(h)                                 Litigation or Other Proceedings:  promptly upon any Responsible Officer of the Company obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Proceeding against or affecting the Company or any of its Restricted Subsidiaries or any property of the Company or any of its Restricted Subsidiaries not previously disclosed in writing by the Company to the Lenders or (ii) any material development in any Proceeding that, in any case:

(x)                                 has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to the Company and its Restricted Subsidiaries and indemnities or reimbursement obligations available to the Company and its Restricted Subsidiaries of giving rise to a Material Adverse Effect; or

(y)                                 seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to the Company to enable the Lenders and their counsel to evaluate such matters (provided that any such information subject to confidentiality obligations (for which no exception is available or approval has been obtained) or attorney-client privilege or constituting attorney work product shall not be required to be provided).

(i)                                     ERISA Events:  promptly upon a Responsible Officer of the Company becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;

(j)                                    ERISA Notices: with reasonable promptness, copies of (i) all written notices received by the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (ii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(k)                                 Financial Plans: as soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (i) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of the Company and its Restricted Subsidiaries for each such Fiscal Year, together with a pro forma Compliance Certificate for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Company and its Restricted Subsidiaries for each quarter of each such Fiscal Year, and (iii) such other information and projections as any Lender may reasonably request;

(l)                                     Insurance: as soon as practicable after any material change in insurance coverage maintained by the Company and its Restricted Subsidiaries, notice thereof to the Administrative Agent specifying the changes and reasons therefor;

(m)                             Governing Body: with reasonable promptness, written notice of any change in the Governing Body or principal executive officer of the Company;

(n)                                 Subsidiaries: (i) promptly upon any Person becoming a Subsidiary of the Company, a written notice setting forth with respect to such Person (1) the date on which such Person became a Subsidiary of the Company, (2) all of the data required to be set forth in Schedule 6.01 with respect to all Subsidiaries of the Company (it being understood that such written notice shall be deemed to supplement Schedule 6.01 for all purposes of this Agreement) and (3) whether such Subsidiary is designated as a Restricted Subsidiary or an Unrestricted Subsidiary; and (ii) at each time after the Closing Date a Restricted Subsidiary is designated as an Unrestricted Subsidiary, a list of all Unrestricted Subsidiaries together with calculations demonstrating compliance with the percentage thresholds set forth in the definition of Unrestricted Subsidiary;

(o)                                 [Reserved]

(p)                                 Notices from Holders of Subordinated Indebtedness: promptly, upon receipt, copies of all material notices from holders of Subordinated Indebtedness or a trustee, agent or other representative of such a holder;

(q)                                 Company and Restricted Subsidiary Financial Statements. In the event that Unrestricted Subsidiaries account for greater than 2.50% of the Consolidated Adjusted EBITDA of the Company and its Subsidiaries on a consolidated basis with respect to any four quarter period for which financial statements have been delivered under Sections 7.01(b) or 7.01(c), then the Company shall substantially concurrently with the delivery of such financial statements provide a reconciliation stating the portion of such Consolidated Adjusted EBITDA attributable to the Company and its Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand; and

(r)                                    Other Information: with reasonable promptness, such other information and data with respect to the Company or any of its Restricted Subsidiaries as from time to time may be reasonably requested by the Administrative Agent (provided that information and data subject to confidentiality obligations (for which no exception is available or approval has been obtained) or attorney-client privilege or constituting attorney work product shall not be required to be provided).

Documents required to be delivered pursuant to Section 7.01(b) or 7.01(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each the Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such the Lender and (ii) the Company shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a the Lender for delivery, and each the Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.”  Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

7.02                        Existence, Etc.

Except as permitted by Section 8.07, the Company will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence in its jurisdiction of organization and all rights and franchises material to its business (including Intellectual Property); provided, however that neither the Company nor any of its Restricted Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of the Company or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Restricted Subsidiary, as the case may be, or that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.

7.03                        Payment of Taxes.

Except as would not reasonably be expected to result in a Material Adverse Effect, the Company will, and will cause each of its Restricted Subsidiaries to, pay all Taxes, fees, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims for sums that have become due and payable and that by Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, fee, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

7.04                        Maintenance of Properties; Insurance

(a)                                 Maintenance of Properties.  The Company will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty events or accidents or force majeure events excepted, all material tangible properties used or useful in the business of the Company and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Insurance.  The Company will maintain or cause to be maintained, with financially sound and reputable insurers (determined at the time such insurance is obtained or renewed), such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by companies of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for companies similarly situated in the industry.  Without limiting the generality of the foregoing, the Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are customarily carried or maintained under similar circumstances by similarly situated companies.  Each vehicle liability policy, umbrella liability policy and commercial general liability policy shall name the Administrative Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear, and each business interruption and casualty insurance policy obtained by the Company or any other Loan Party shall contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent for the benefit of the Lenders as the loss payee thereunder for any covered loss in excess of $1,000,000.  In connection with the renewal of each such policy of insurance, the Company promptly shall deliver to the Administrative Agent a certificate from the Company’s insurance broker or other evidence satisfactory to the Administrative Agent that the Administrative Agent on behalf of the Lenders has been named as additional insured and/or loss payee thereunder.

7.05                        Inspection Rights.

The Company shall, and shall cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of the Company or of any of its Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Company may, if it so chooses, be present at or participate in any such discussion), (i) so long as no Event of Default has occurred and is continuing, upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested but not to exceed once each Fiscal Year or (ii) at any time or from time to time following the occurrence and during the continuation of an Event of Default; provided that in no event shall any such Persons be able to inspect, copy or take extracts from materials subject to confidentiality obligations (for which no exception is available or approval has been obtained) or attorney-client privilege or constituting attorney work product; provided, further, such inspections may be attended by the Lenders following the occurrence and during the continuance of an Event of Default.

7.06                        Compliance with Laws, Etc.

The Company shall comply, and shall cause each of its Restricted Subsidiaries and all other Subsidiaries or Affiliates on or occupying any Facilities to comply, with the requirements of all applicable Laws and orders of any Government Authority (including all Environmental Laws, ERISA and the Patriot Act), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

7.07                        Environmental Matters.

(a)                                 Environmental Disclosure.  The Company will deliver to the Administrative Agent:

(i)                                     Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Company or any of its Restricted Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)                                  Notice of Certain Releases, Remedial Actions, Etc.  Promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Government Authority under any applicable Environmental Laws,

(B)                               any remedial action taken by the Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and

(C)                               the Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iii)                               Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by the Company or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) any request for information from any Government Authority that suggests such Government Authority is investigating whether the Company or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv)                              Notice of Certain Proposed Actions Having Environmental Impact.  Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by the Company or any of its Restricted Subsidiaries that could reasonably be expected to (1) expose the Company or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the Company or any of its Restricted Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by the Company or any of its Restricted Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject the Company or any of its Restricted Subsidiaries to any material additional obligations or requirements under any Environmental Laws, in each case, that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect

(b)                                 The Company’s Actions Regarding Hazardous Materials Activities.  The Company shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Restricted Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions required under Environmental Laws to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.

7.08                        Execution of Guaranty and Personal Property Collateral Documents After the Closing Date.

(a)                                 Execution of Guaranty and Personal Property Collateral Documents.  In the event that any Person becomes a Wholly Owned Restricted Subsidiary of the Company (other than a Domestic Subsidiary that for U.S. tax purposes is a disregarded entity or partnership owned by a Foreign Subsidiary) after the Closing Date, the Company will promptly notify the Administrative Agent of that fact and, if such Person is a Domestic Subsidiary other than a Foreign Subsidiary Holdco, cause such Restricted Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Sections 5.01(a)(iv) and (a)(v)) as may be necessary or, in the opinion of the Administrative Agent, desirable to create in favor of the Administrative Agent, for the benefit of the Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets (to the extent included in the definition of Collateral and excluding any acts of perfection not required under the Collateral Documents) of such Restricted Subsidiary described in the applicable forms of Collateral Documents, except as otherwise permitted hereunder or under the Collateral Documents (and in any event excluding all Excluded Assets).  In addition, the Company shall, or shall cause the Capital Stock of such Wholly Owned Restricted Subsidiary to be pledged to the

Administrative Agent, for the benefit of the Lenders, in accordance with the terms of the Security Agreement.

(b)                                 Foreign Subsidiaries.  Notwithstanding anything to the contrary contained in Section 7.08(a) or any other Loan Document, (i) no Foreign Subsidiary or Foreign Subsidiary Holdco shall be required to execute and deliver a Joinder Agreement or to otherwise guarantee or support any Obligation, and (ii) no Capital Stock of a Foreign Subsidiary or Foreign Subsidiary Holdco in excess of 66% of the Capital Stock of such Foreign Subsidiary shall be required to be pledged pursuant to the provisions of the Security Agreement.

(c)                                  Restricted Subsidiary Organization Documents, Legal Opinions, Etc.  The Company shall deliver to the Administrative Agent, together with the Loan Documents required to be delivered under Section 7.08(a), (i) certified copies of the Organization Documents of any Person that becomes a Guarantor after the Closing Date, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to the Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Guarantor as to (a) the fact that the attached resolutions of the Governing Body of such Guarantor approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Guarantor executing such Loan Documents, and (iii) to the extent requested by the Administrative Agent, a favorable opinion of counsel to such Guarantor, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization and good standing of such Guarantor, (b) the due authorization, execution and delivery by such Guarantor of such Loan Documents, (c) the enforceability of such Loan Documents against such Guarantor and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as the Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

7.09                        Matters Relating to Additional Real Property Collateral.

(a)                                 Additional Mortgages, Etc.  From and after the Closing Date, in the event that (i) the Company or any Guarantor acquires any fee interest in real property with a value in excess of $5,000,000 or (ii) at the time any Person becomes a Guarantor, such Person owns or holds any fee interest in real property with a value in excess of $5,000,000, in each case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where the Company and its Restricted Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s or senior lienholder’s consent, the Company or such Guarantor shall deliver to the Administrative Agent, as soon as practicable after such Person acquires such Real Property Asset or becomes a Guarantor, as the case may be, a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Real Property Asset and such opinions, documents, title insurance and environmental reports as may be reasonably required by the Administrative Agent.

(b)                                 Real Estate Appraisals.  Upon request of the Administrative Agent in connection with the delivery of any Mortgage pursuant to Section 7.09(a), the Company shall, and shall cause each of its Restricted Subsidiaries to, permit an independent real estate appraiser satisfactory to the Administrative Agent, upon reasonable notice, to visit and inspect such Mortgaged Property for the purpose of preparing an appraisal of such Mortgaged Property satisfying the requirements of any applicable Laws (in each case to the extent required under such Laws as determined by the Administrative Agent in its reasonable discretion).

7.10                        Further Assurances.

The Company shall take (or cause to be taken) all such actions, execute and deliver (or cause to be executed and delivered) all such agreements, documents and instruments, and make (or caused to be made) all such filings and recordings that may be necessary or, in the opinion of the Administrative Agent, desirable in order to maintain in favor of the Administrative Agent, for the benefit of the Lenders, a valid and perfected First Priority security interest in the entire personal and mixed property Collateral (other than Excluded Assets), including, without limitation, filing any financing or continuation statements under the UCC (or other similar Laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents; provided that no such actions, agreements, documents, instruments, filings or recordings will be required to the extent not required under the Collateral Documents .

7.11                        Use of Proceeds.

Use the proceeds of the Credit Extensions (i) to finance working capital, capital expenditures and other lawful corporate purposes, including acquisitions and dividends hereunder, (ii) to refinance certain existing Indebtedness, (iii) to finance (x) the cash portion of the purchase price of the Bloom Acquisition (including any amount required to refinance existing Indebtedness of Bloom required to be refinanced in connection with the Bloom Acquisition) and (y) the fees, costs and expenses incurred in connection with the Bloom Acquisition, and (iv) to pay fees and expenses in connection with the Spin-Off Transaction, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any applicable Law or of any Loan Document.

The proceeds of the Term Loan shall be immediately used to repay outstanding Revolving A Loans, Swing Line Loans and Revolving B Loans.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless Cash Collateralized):

8.01                        Indebtedness.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)                                 the Company and its Restricted Subsidiaries may become and remain liable with respect to the Obligations;

(b)                                 Contingent Obligations consisting of guarantees with respect to Indebtedness permitted by this Section 8.01; provided that if such Contingent Obligation is a guarantee of

Indebtedness by the Company or a Guarantor of Indebtedness of a Restricted Subsidiary that is not a Guarantor, the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Contingent Obligation, shall be at least 0.25 to 1.00 less than the otherwise applicable maximum Consolidated Net Leverage Ratio permitted by Section 8.06(a) (at the time such Contingent Obligation is entered into);

(c)                                  the Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases and Indebtedness of the Company and its Restricted Subsidiaries secured by Liens permitted by Section 8.02(a)(ii) in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(d)                                 (i) the Company may become and remain liable with respect to Indebtedness to any Restricted Subsidiary, (ii) any Guarantor may become and remain liable with respect to Indebtedness to Company or any other Restricted Subsidiary, (iii) any Foreign Subsidiary may become and remain liable with respect to Indebtedness to another Foreign Subsidiary and (iv) any Foreign Subsidiary may become and remain liable with respect to Indebtedness of the Company or a U.S. Loan Party so long as the Investment in such Foreign Subsidiary by a U.S. Loan Party was permitted under Section 8.03 (other than Section 8.03(c)) at the time such Indebtedness is advanced; provided that (A) a Lien on all such intercompany Indebtedness owing to a U.S. Loan Party shall have been granted to the Administrative Agent for the benefit of Lenders, and (B) if such intercompany Indebtedness is evidenced by a promissory note or other instrument owing to a U.S. Loan Party, such promissory note or instrument shall have been pledged to the Administrative Agent pursuant to the Collateral Documents;

(e)                                  the Company and its Restricted Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 8.01 and any Permitted Refinancing Indebtedness in respect thereof;

(f)                                   the Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness of any Person assumed in connection with any acquisition of such Person permitted by Section 8.03, and a Person that becomes a direct or indirect Wholly Owned Restricted Subsidiary as a result of any acquisition permitted by Section 8.03 may remain liable with respect to Indebtedness existing on the date of such acquisition (and, in each case, any Permitted Refinancing Indebtedness in respect thereof) so long as (i) such Indebtedness is not created in anticipation of such acquisition, (ii) both before and after giving effect to such Indebtedness, no Default has occurred and is continuing, and (iii) the Administrative Agent and the Lenders shall have received from the Company a Compliance Certificate demonstrating that the Company will be in Pro Forma Compliance after giving effect to such Indebtedness;

(g)                                  the Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness consisting of insurance premium financing incurred in the ordinary course of business;

(h)                                 the Company and its Restricted Subsidiaries may become and remain liable with respect to obligations in respect of purchase price or other similar adjustments incurred by the Company and its Restricted Subsidiaries in a Permitted Acquisition or any other Investment or disposition expressly permitted hereunder;

(i)                                     the Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness in respect of sale and lease-back transactions permitted by Section 8.09; and

(j)                                    the Company and its Restricted Subsidiaries may become and remain liable with respect to other Indebtedness (excluding guarantees by the Company or a Guarantor of Indebtedness of a Restricted Subsidiary that is not a Guarantor) so long as (i) both before and after giving effect to such Indebtedness, no Default has occurred and is continuing, (ii) the Company will be in Pro Forma Compliance after giving effect to such Indebtedness (and if such Indebtedness is in a principal amount greater than $30,000,000, the Administrative Agent shall have received from the Company a Compliance Certificate demonstrating such Pro Forma Compliance), (iii) if such Indebtedness is a guarantee of Indebtedness of a Person other than the Company or any of its Restricted Subsidiaries, the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Contingent Obligation, shall be at least 0.25 to 1.00 less than the otherwise applicable maximum Consolidated Net Leverage Ratio permitted by Section 8.06(a) and (iv) if such Indebtedness is secured by Liens on any assets of the Company or its Restricted Subsidiaries, such Liens are permitted pursuant to Section 8.02(a)(iv).

8.02                        Liens and Related Matters.

(a)                                 Prohibition on Liens.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)                                     Permitted Encumbrances;

(ii)                                  Liens on any asset existing at the time of acquisition of such asset by the Company or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by the Company or a Restricted Subsidiary or to secure any Indebtedness permitted hereby incurred by the Company or a Restricted Subsidiary at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that any such Lien shall apply only to the asset so acquired and proceeds thereof and accessions thereto; and provided further, that the aggregate principal amount of all Indebtedness secured by such Liens and all Indebtedness in respect of Capital Leases permitted by Section 8.01(c) does not exceed $30,000,000 at any time outstanding;

(iii)                               Liens described in Schedule 8.02;

(iv)                              Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $30,000,000 at any time outstanding, provided that no such Liens shall be permitted on (A) any assets of the UK Borrower, or (B) any Capital Stock of the UK Borrower or any direct or indirect parent company thereof;

(v)                                 Liens securing Indebtedness refinancing or renewing the Indebtedness secured by Liens described in clauses (ii), (iii) and (vii) of this Section 8.02(a); provided that such Liens encumber the same or substantially the same property encumbered by the original Liens (including after-acquired property to the extent that the Liens securing the Indebtedness being refinanced or renewed extended to after-acquired property) and no other property and the principal or commitment amount of Indebtedness secured thereby does not increase;

(vi)                              Liens securing Indebtedness of Foreign Subsidiaries (other than the UK Borrower) permitted under Section 8.01 and extending solely to the assets of such Foreign Subsidiaries; provided that no such Liens shall be permitted on (A) any assets of the UK Borrower, or (B) any Capital Stock of the UK Borrower or any direct or indirect parent company thereof; and

(vii)                           Liens securing Indebtedness permitted pursuant to Section 8.01(f) so long as (A) such Liens do not extend to any property other than the property of such acquired Person and (B) such Liens were not granted or created in contemplation of such acquisition.

(b)                                 Equitable Lien in Favor of the Lenders.  If the Company or any of its Restricted Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien that is not a Permitted Lien.

(c)                                  No Further Negative Pledges.  Neither the Company nor any Guarantor shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets as security for the Obligations, whether now owned or hereafter acquired, other than (i) (A) any agreement evidencing Indebtedness secured by Liens permitted by Section 8.02(a)(ii) or 8.02(a)(v) (but, with respect to Liens securing refinancings or renewals of Indebtedness secured by Liens described in Section 8.02(a)(vii), limited to Liens of the type or nature permitted by Section 8.02(a)(ii), without giving effect to the limitations on the amount of Indebtedness secured by such Liens in Section 8.02(a)(ii)), (B) any agreement evidencing Indebtedness permitted by Section 8.01(f) that is secured by Liens permitted by Section 8.02(a)(vii) which are of a type or nature described in Section 8.02(a)(ii), without giving effect to the limitations on the amount of Indebtedness secured by such Liens in Section 8.02(a)(ii) or (C) any agreement relating to Permitted Encumbrances referred to in clauses (iii), (xv), (xvi), (xviii) or (xix) of the definition thereof, provided that any such prohibition contained therein relates only to the asset or assets subject to such Liens; (ii) any agreement evidencing an asset sale, as to the assets being sold; (iii) provisions restricting Liens on assets of and interests in Joint Ventures; (iv) leases, licenses and other contracts containing customary non-assignment or negative pledge restrictions entered into in the ordinary course of business; and (v) agreements binding on property or Persons acquired in a Permitted Acquisition (or Investment permitted hereunder), not entered into in contemplation of such Permitted Acquisition (or Investment permitted hereunder) and not applicable to any Person other than the Person acquired, or to any property other than the property so acquired.

(d)                                 No Restrictions on Restricted Subsidiary Distributions to the Company or Other Restricted Subsidiaries.  The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by the Company or any other Restricted Subsidiary, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary, or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except (a) as provided in this Agreement or any other Loan Documents, (b) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets, (c) restrictions contained in Indebtedness permitted under Sections 8.01(c), 8.01(f), 8.01(i) and 8.01(j), (d) restrictions contained in any agreement of any Person assumed in connection with any acquisition of such Person permitted by Section 8.03 that apply only to property of such Person, including restrictions under any acquired Indebtedness of such Person not incurred in violation of this Agreement relating to the property of such Person or any of its Restricted Subsidiaries, which restriction in each case existed at the time of acquisition, was not put into place in connection with or in anticipation of such acquisition and is not applicable to any Person other than the Person acquired, or to any property other than the property so acquired, (e) as to transfers of assets, as may be provided in leases or licenses entered into in the ordinary course of business, (f) any agreement that amends, refinances or replaces any agreement containing restrictions permitted by the preceding clause (e); provided that the terms and conditions of such agreement, as they relate to any such restrictions, are no less favorable to the Company or any such Restricted Subsidiary, as applicable, than those under the agreement so amended, refinanced or replaced, (g) restrictions contained in Indebtedness of a Foreign Subsidiary permitted by Section 8.01; provided that such restrictions relate only to one or more Foreign Subsidiaries and their assets or equity interests, (h) as to transfers of assets, as may be provided in any agreement relating to Permitted Liens, and (i) encumbrances or restrictions relating to Joint Ventures.

8.03                        Investments; Acquisitions.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Investment in any Person, including any Joint Venture, except:

(a)                                 the Company and its Restricted Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(b)                                 (i) the Company and its wholly-owned Domestic Subsidiaries may make and own additional equity Investments in their respective wholly-owned Domestic Subsidiaries (other than Unrestricted Subsidiaries) and in Domestic Subsidiaries (other than Unrestricted Subsidiaries) that become wholly-owned as a result of or in connection with such Investments and (ii) Foreign Subsidiaries may make and own additional equity Investments in other Foreign Subsidiaries;

(c)                                  the Company and its Restricted Subsidiaries may make Investments in the form of intercompany Indebtedness permitted by Section 8.01(d);

(d)                                 the Company and its Restricted Subsidiaries may continue to own the Investments owned by them and described in Schedule 8.03;

(e)                                  the Company and its Restricted Subsidiaries may make (i) the Bloom Acquisition so long as the conditions set forth in Section 5.04 are satisfied and (ii) other Permitted Acquisitions (including the acquisition of the Capital Stock of Restricted Subsidiaries formed in connection with any such Permitted Acquisition); provided that in the case of this subclause (ii), (A) no Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto, (B) the Company shall, and shall cause its Restricted Subsidiaries to, comply with the requirements of Sections 7.08 and 7.09 with respect to each Person acquired or

Person formed to acquire the assets of another Person to the extent such requirements are applicable to such Person, (C) the Company shall be in Pro Forma Compliance after giving effect to such acquisition, and (D) the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such acquisition, shall be at least 0.25 to 1.00 less than the otherwise applicable maximum Consolidated Net Leverage Ratio permitted by Section 8.06(a);

(f)                                   the Company and its Restricted Subsidiaries may receive and hold promissory notes and other non-Cash consideration received in connection with any Asset Sale permitted by Section 8.07;

(g)                                  the Company and its Restricted Subsidiaries may acquire Securities or Investments in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Company or any of its Restricted Subsidiaries, including Securities or Investments received in connection with the bankruptcy, insolvency or reorganization of the Person obligated on such Indebtedness or claim, or as security for any such Indebtedness or claim;

(h)                                 the Company and its Restricted Subsidiaries may make loans (financing equipment sold by the Company and its Restricted Subsidiaries) or equipment leases to customers doing business with the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any time outstanding (with the principal amount of such leases to be deemed to be equal to the discounted present value, at a market rate of interest, of the remaining rental payments plus any residual value of the leased equipment as shown on the Company’s financial statements);

(i)                                     the Company and its Restricted Subsidiaries may make loans to customers doing business with the Company and its Restricted Subsidiaries in settlement of accounts receivable owing to the Company or any of its Restricted Subsidiaries from such customer in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(j)                                    the Company and its Restricted Subsidiaries may make other Investments (excluding the Bloom Acquisition) at any time; provided that (i) no Default shall have occurred and be continuing at the time such Investment occurs or after giving effect thereto, (ii) the Company shall be in Pro Forma Compliance after giving effect to such Investment and (iii) the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, shall be at least 0.25 to 1.00 less than the otherwise applicable maximum Consolidated Net Leverage Ratio permitted by Section 8.06(a);

(k)                                 the Company and its Restricted Subsidiaries may make loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice;

(l)                                     to the extent constituting Investments, (i) Restricted Junior Payments permitted under Section 8.05, (ii) Equity Related Compensation Payments and (iii) Contingent Obligations permitted under Section 8.04;

(m)                             the Company and its Restricted Subsidiaries may make Investments to the extent such Investments are in an amount not exceeding the cash proceeds of issuances of Capital Stock of the Company made within one year prior to the date of such Investment; and

(n)                                 the Company and its Restricted Subsidiaries may make other Investments at any time in an aggregate amount, when aggregated with all Contingent Obligations incurred pursuant to Section 8.04(f), not to exceed $15,000,000 at any time outstanding.

8.04                        Contingent Obligations.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(a)                                 the Guaranty;

(b)                                 Contingent Obligations in respect of Letters of Credit, other letters of credit, bank guaranties or similar instruments permitted under Section 8.01;

(c)                                  Contingent Obligations under Hedge Agreements (including guarantees thereof); that are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(d)                                 Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales permitted by this Agreement; and

(e)                                  Contingent Obligations permitted by Section 8.01(b);

(f)                                   Contingent Obligations in an aggregate amount, when aggregated with all Investments made pursuant to Section 8.03(n), not to exceed $15,000,000 at any time outstanding.

(g)                                  other Contingent Obligations at any time; provided that (i) no Default shall have occurred and be continuing at the time such Contingent Obligation is assumed or after giving effect thereto, (ii) the Company shall be in Pro Forma Compliance after giving effect to such Contingent Obligation and (iii) the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Contingent Obligation, shall be at least 0.25 to 1.00 less than the otherwise applicable maximum Consolidated Net Leverage Ratio permitted by Section 8.06(a); and

(h)                                 Contingent Obligations described in Schedule 8.04;

8.05                        Restricted Junior Payments.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that the Company may:

(a)                                 subject to the applicable subordination provisions or subordination agreement with respect thereto, make regularly scheduled payments of interest in respect of any Subordinated Indebtedness;

(b)                                 [reserved];

(c)                                  except during the Adjustment Period, make additional Restricted Junior Payments to any Person at any time; provided that (i) no Default shall have occurred and be continuing at the time such Restricted Junior Payment occurs or after giving effect thereto, (ii) the Company shall be in Pro Forma Compliance after giving effect to such Restricted Junior Payment, and (iii) in the case of any payments of Subordinated Indebtedness, such payment is not in violation of the applicable subordination provisions or subordination agreement with respect thereto;

(d)                                 make Restricted Junior Payments for Equity Related Compensation Payments that constitute Restricted Junior Payments;

(e)                                  to the extent constituting a Restricted Junior Payment, make Investments permitted by Section 8.03;

(f)                                   permit any of its Restricted Subsidiaries to (i) declare and make Restricted Junior Payments to the Company or any Wholly Owned Restricted Subsidiary of the Company, (ii)  if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, declare and make Restricted Junior Payments in respect of its Capital Stock to all holders of such Capital Stock generally so long as Company or its respective Restricted Subsidiary that owns such Capital Stock or interests in the Person making such Restricted Junior Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Capital Stock and the terms thereof);

(g)                                  except during the Adjustment Period, the Company may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of any of its Subsidiaries upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan or like agreement so long as (i) no Default has occurred and is continuing and (ii) the aggregate amount of cash used to effect Restricted Junior Payments pursuant to this clause (g) in any Fiscal Year of the Company does not exceed $4,000,000;

(h)                                 the Company and its Restricted Subsidiaries may repurchase Capital Stock to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof if such Capital Stock represents a portion of the exercise price of such options, warrants or rights in respect thereof; and

(i)                                     the Company and its Restricted Subsidiaries may make Restricted Junior Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Capital Stock, or payments or distributions to dissenting stockholders pursuant to applicable law.

8.06                        Financial Covenants.

(a)                                 Maximum Net Leverage Ratio.  The Company shall not permit the Consolidated Net Leverage Ratio as of the last day of the most recently ended Fiscal Quarter ending on the dates set forth below to exceed the correlative ratio indicated for such Fiscal Quarter (or period including such Fiscal Quarter):

	March 31	June 30	September 30	December 31
2013	n/a	n/a	3.75 to 1.0	3.75 to 1.0
2014	3.75 to 1.0	3.75 to 1.0	3.75 to 1.0	3.75 to 1.0
2015	3.75 to 1.0	3.50 to 1.0	3.50 to 1.0	3.50 to 1.0
2016	3.50 to 1.0	3.25 to 1.0	3.25 to 1.0	3.25 to 1.0
Thereafter	3.25 to 1.0	3.25 to 1.0	3.25 to 1.0	3.25 to 1.0

provided, however, on or after the consummation of the Bloom Acquisition, in connection with any Permitted Acquisition that would cause the aggregate purchase consideration for all Permitted Acquisitions (including the Bloom Acquisition) consummated on or within twelve months following the First Amendment Effective Date to exceed $545,000,000, if the Consolidated Net Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Permitted Acquisition) would be less than, but within 0.25 to 1.0 of, or would equal or exceed, the maximum then-permitted Consolidated Net Leverage Ratio set forth in the matrix above (prior to giving effect to any increase thereof pursuant to this proviso) by no more than 0.25 to 1.0, the otherwise applicable maximum Consolidated Net Leverage Ratio, at the election of the Company (with prior written notice to the Administrative Agent), shall increase by 0.50 to 1.0 for four consecutive Fiscal Quarters beginning with the Fiscal Quarter in which such Permitted Acquisition occurs (such period, the “Adjustment Period”), so long as the Company is in compliance on a Pro Forma Basis with the maximum Consolidated Net Leverage Ratio (as so adjusted for the Adjustment Period) after giving effect to such Permitted Acquisition; provided, further, that prior to the end of the Adjustment Period, the Company may, upon written notice to the Administrative Agent, terminate the Adjustment Period so long as the Company would have been in compliance with the Consolidated Net Leverage Ratio (without giving effect to such 0.50 to 1.0 increase) as of the most recently ended Fiscal Quarter ending after the commencement of the Adjustment Period for which a Compliance Certificate has been delivered pursuant to Section 7.01(d).

(b)                                 Minimum Consolidated Fixed Charge Coverage Ratio.  Commencing with the first full Fiscal Quarter following the First Amendment Effective Date, the Company shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of the most recently ended Fiscal Quarter to be less than 1.25 to 1.0.

8.07                        Restriction on Fundamental Changes; Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or consummate any Asset Sale (including Asset Sales of its notes or receivables and Capital Stock of a Restricted Subsidiary, whether newly issued or outstanding), except:

(a)                                 (i) any Restricted Subsidiary of the Company (other than the UK Borrower) may be merged with or into the Company or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any Guarantor, provided that, in the case of such a merger, the Company or such Guarantor shall be the continuing or surviving Person; (ii) any Foreign Subsidiary may be merged with or into any other Foreign Subsidiary, provided that, in the case of such a merger involving the UK Borrower, the UK Borrower shall be the continuing or surviving Person, and (iii) any Foreign Subsidiary (other than the UK Borrower) may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any Restricted Subsidiary;

(b)                                 [reserved];

(c)                                  the Company and its Restricted Subsidiaries may dispose of obsolete, worn out or surplus property or property that is no longer useful in its business in the ordinary course of business;

(d)                                 the Company and its Restricted Subsidiaries (i) may make Asset Sales so long as, after giving effect thereto, the aggregate fair market value of all assets transferred pursuant to this subclause (i) does not exceed the greater of (1) $20,000,000 and (2) 5% of Consolidated Tangible Assets (as of the end of most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.01(b) or 7.01(c)) and (ii) may sell the Company’s headquarters located at 3113 Woodcreek Drive, Downers Grove, Illinois; provided that (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (B) 75% of the consideration received shall be Cash or Cash Equivalents; and (C) no Event of Default shall have occurred or be continuing after giving effect thereto;

(e)                                  the Company and its Restricted Subsidiaries may sell real property located in Sleaford, England owned by any Restricted Subsidiary of the Company;

(f)                                   in order to resolve disputes that occur in the ordinary course of business or settle delinquent or overdue accounts, the Company and its Restricted Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(g)                                  the Company or a Restricted Subsidiary may sell or dispose of shares of Capital Stock of any of its Restricted Subsidiaries in order to qualify members of the Governing Body of the Restricted Subsidiary if required by applicable Law;

(h)                                 any Person may be merged with or into or consolidated with the Company or any Restricted Subsidiary if the acquisition of the Capital Stock of such Person by the Company or such Restricted Subsidiary would have been permitted pursuant to Section 8.03; provided that (i) in the case of the Company, the Company shall be the continuing or surviving Person, (ii) in the case of the UK Borrower, the UK Borrower shall be the continuing or surviving Person, (iii) if a Restricted Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Restricted Subsidiary and complies with the provisions of Sections 7.08 and 7.09 to the extent applicable to such Person and (iv) no Default shall have occurred or be continuing after giving effect thereto;

(i)                                     the Company or a Restricted Subsidiary may, in the ordinary course of business, dispose of or terminate Hedge Agreements;

(j)                                    the Company and its Restricted Subsidiaries may grant licenses to use Intellectual Property in a manner not prohibited by the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(k)                                 the Company and its Restricted Subsidiaries may settle accounts receivable owing to the Company or any of its Restricted Subsidiaries in connection with the making of loans permitted by Section 8.03(i);

(l)                                     the Company and its Restricted Subsidiaries may transfer property as a result of casualty or condemnation events;

(m)                             the Company and its Restricted Subsidiaries may enter into leases and subleases of real and personal property in the ordinary course of business;

(n)                                 the Company and its Restricted Subsidiaries may use Cash or Cash Equivalents in transactions not prohibited by this Agreement; and

(o)                                 the Company and its Restricted Subsidiaries may make and dispose of inventory in the ordinary course of business.

8.08                        Transactions with Affiliates.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company, on terms that are less favorable to the Company or that Restricted Subsidiary in any material respect, taken as a whole, as the case may be, than those that would have been obtained at the time from Persons who are not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)                                 any transaction between the Company and any of its Wholly Owned Restricted Subsidiaries or between any of its Wholly Owned Restricted Subsidiaries;

(b)                                 indemnification payments (including reimbursement of fees and expenses) to officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(c)                                  any Restricted Junior Payment permitted by Section 8.05;

(d)                                 Investments permitted by Section 8.03;

(e)                                  any transaction involving consideration of $2,000,000 or less per annum;

(f)                                   any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments or issuances of Capital Stock pursuant thereto;

(g)                                  the agreements between United Online and its Subsidiaries (other than the Company and its Restricted Subsidiaries) on the one hand, and the Loan Parties, on the other hand, with respect to transition services, tax sharing, employee matters, legal matters, separation and other similar documents, undertakings, instruments, agreements or otherwise entered into in connection with the Spin-Off; provided that, the structure and terms of such documents, undertakings, instruments, agreements are consistent with the Registration Statement (except to the extent there are any inconsistencies that do not have a Material Adverse Effect);

(h)                                 the agreements between Liberty Interactive Corporation and its Subsidiaries or Affiliates (other than the Company and its Restricted Subsidiaries) on the one hand, and the Loan Parties, on the other hand, with respect to transition services, tax sharing, employee matters, legal matters, separation and other similar documents, undertakings, instruments, agreements or otherwise entered into in connection with the Bloom Acquisition; and

(i)                                     agreements and payments in connection with Equity Related Compensation Payments.

8.09                        Sales and Lease-Backs.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that the Company or any of its Restricted Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Company or any of its Restricted Subsidiaries) or (ii) that the Company or any of its Restricted Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to any Person (other than the Company or any of its Restricted Subsidiaries) in connection with such lease; provided that so long as no Event of Default has occurred and is continuing or shall be caused thereby, the Company or any of its Restricted Subsidiaries may sell and become and remain liable as lessee with respect to a lease for (x) the Company’s headquarters located at 3113 Woodcreek Drive, Downers Grove, Illinois and (y) any real property owned by the Company or its Restricted Subsidiaries and located in Sleaford, England.

8.10                        Conduct of Business.

From and after the Closing Date, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than (i) the businesses engaged in by the Company, its Restricted Subsidiaries and Bloom on the First Amendment Effective Date and reasonably ancillary, complementary, similar or related businesses and (ii) such other lines of business as may be consented to by Required Lenders.

8.11                        Fiscal Year.

The Company shall not change its Fiscal Year-end from December 31.

8.12                        Sanctions.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as the Lender, Lead Arranger, the Administrative Agent, L/C Issuer, Swing Line Lender or otherwise, of Sanctions.  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

8.13                        Amendment of Subordinated Indebtedness.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, amend or modify the terms of any documentation evidencing or governing any Subordination Indebtedness in violation of any applicable subordination provisions or subordination agreement related thereto.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                 Failure to Make Payments When Due.  (i) Failure by any Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) failure by the Company to pay when due any L/C Obligations; or (iii) failure by any Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

(b)                                 Default in Other Agreements.

(i)                                     Failure of the Company or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 9.01(a)), Contingent Obligations in respect of Indebtedness, Hedging Obligations or letters of credit in an aggregate principal amount of $20,000,000 or more, in each case beyond the end of any grace period provided therefor (provided that, in the case of any Hedging Obligation, the amount counted for this purpose shall be the amount payable by the Company or any of its Restricted Subsidiaries if such Hedging Obligation were terminated at such time); or

(ii)                                  breach or default by the Company or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness (or Contingent Obligations in respect of Indebtedness, Hedging Obligations or letters of credit) in the aggregate principal amount referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (provided such breach or default has not been cured or waived or ceased to be continuing); or

(c)                                  Breach of Certain Covenants.  Failure of the Company to perform or comply with any term or condition contained in Section 7.02 (as to the Company’s or the UK Borrower’s existence) or Article VIII of this Agreement; or

(d)                                 Breach of Warranty.  Any representation, warranty, certification or other statement made by the Company or any of its Restricted Subsidiaries in any Loan Document or in any statement or certificate at any time given by the Company or any of its Restricted

Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (or if such representation, warranty, certification or other statement is qualified by materiality or Material Adverse Effect, in any respect) on the date as of which made; or

(e)                                  Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other Section of this Article IX, and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Responsible Officer of the Company or such Loan Party becoming aware of such default or (ii) receipt by the Company and such Loan Party of notice from the Administrative Agent or any Lender of such default; or

(f)                                   Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)                                     A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Borrower or any of the Company’s Significant Subsidiaries in an involuntary case under the Bankruptcy Code of the United States or under any other applicable Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state Law; or

(ii)                                  an involuntary case shall be commenced against any Borrower or any of the Company’s Significant Subsidiaries under the Bankruptcy Code of the United States or under any other applicable Debtor Relief Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, administrator, administrative receiver, sequestrator, trustee, custodian or other officer having similar powers over any Borrower or any of its Significant Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of the Company’s Significant Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Borrower or any of the Company’s Significant Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, Etc.

(i)                                     The Company or any of the Company’s Significant Subsidiaries (other than those incorporated in the United Kingdom) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code of the United States or under any other applicable Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of the Company’s Significant Subsidiaries (other than those incorporated in the United Kingdom) shall make any assignment for the benefit of creditors; or

(ii)                                  Any board or shareholder resolution is passed, legal proceedings or other formal procedure or step is taken for:

(A)                               the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the UK Borrower or any of the Company’s Significant Subsidiaries that are incorporated in the United Kingdom (together with the UK Borrower, the “Relevant UK Entities”) other than a solvent liquidation or reorganization of a Significant Subsidiary that is not the UK Borrower;

(B)                               a composition, compromise, assignment or arrangement with any creditor of any Relevant UK Entity in connection with or as a result of financial difficulty of that Relevant UK Entity;

(C)                               the appointment of a liquidator in respect of any Relevant UK Entity (other than in respect of a solvent liquidation of a Relevant UK Entity which is not a Loan Party), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Relevant UK Entity or any of its assets; or

(D)                               enforcement of any Lien over any assets of any Relevant UK Entity having a value of at least $20,000,000,

or any analogous procedure or step is taken in any jurisdiction provided that this subclause (ii) shall not apply to any winding—up petition or analogous procedure or step which is frivolous or vexatious and is discharged, stayed or dismissed within 28 days of commencement; or

(iii)                               Any Borrower or any of the Company’s Significant Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due, or any Relevant UK Entity suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than any creditor which is the Company or a Restricted Subsidiary of the Company) with a view to rescheduling any of its debts where such debts have an aggregate value of at least $20,000,000; or

(iv)                              The value of the assets of any Relevant UK Entity is less than its liabilities (taking into account contingent and prospective liabilities).

(v)                                 A moratorium is declared in respect of any indebtedness of any Relevant UK Entity; or

(h)                                 Judgments and Attachments.  (i) Any money judgment, writ or warrant of attachment, distress, execution or similar process in any jurisdiction involving in the aggregate at any time an amount in excess of $20,000,000, in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be entered or filed against the Company or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 consecutive days

(in any event later than five days prior to the date of any action to foreclose or collect upon its judgment); or

(i)                                     Dissolution.  Except as permitted under Section 8.07, any order, judgment or decree shall be entered against any Borrower or any of the Company’s Significant Subsidiaries decreeing the dissolution or split up of the Company or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(j)                                    Employee Benefit Plans.  There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate result in or could reasonably be expected to result in a Material Adverse Effect; or

(k)                                 Change in Control.  A Change in Control shall have occurred; or

(l)                                     Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.  At any time after the execution and delivery thereof, (i) any Loan Document or any material provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) in any material respect or shall be declared to be null and void, (ii) the Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any material portion of the Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of the Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document or any provision thereof to which it is a party.

9.02                        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the written consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)                                  require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)                                 exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03                        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of outside counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of outside counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of Obligations then owing under any Secured Hedge Agreements, (c) payments of Obligations then owing under any Secured Cash Management Agreements and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, the L/C Issuer, the Swap Counterparties and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets; provided, however, in each case, appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.  Amounts received from the UK Borrower shall be applied solely to the Obligations of the UK Borrower.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Counterparty, as the case may be.  Each Cash Management Bank or Swap Counterparty not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

9.04                        Collection Allocation Mechanism.

(a)                                 On the CAM Exchange Date, the Lenders shall automatically and without further action be deemed to have exchanged interests in the Specified Obligations under each of the Classes (and participation interests in Letters of Credit) such that, in lieu of the interest of each Lender in the Specified Obligations under each Class in which it shall participate as of such date (including the principal, reimbursement, interest and fee obligations of each Loan Party in respect of each such Classes) and, if such Lender holds a Revolving A Commitment as of such date, such Lender’s participation interests in Letters of Credit, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Specified Obligations under each of the Classes (including the principal, reimbursement, interest and fee obligations of each Loan Party in respect of each such Classes) and hold a participation interest in each Letter of Credit equal to its CAM Percentage thereof.  Each Lender, each Participant and the Administrative Agent hereby consents and agrees to the CAM Exchange.  Each Lender hereby agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by such Lender to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided, however, that the failure of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.  On the CAM Exchange Date, each Lender whose funded Exposures after giving effect to the CAM Exchange shall exceed its funded Exposures before giving effect thereto shall pay to the Administrative Agent the amount of such excess in the applicable currency or currencies (or, if requested by the Administrative Agent, in Dollars), and the Administrative Agent shall pay to each of the Lenders, out of the amount so received by it, the amount by which such Lender’s funded Exposures before giving effect to the CAM Exchange exceeds such funded Exposures after giving effect to the CAM Exchange.

(b)                                 Each Lender’s obligation to exchange its interests pursuant to the CAM Exchange shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Loan Party or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, (iii) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries or any other Person, (iv) any breach of this Agreement by any Loan Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c)                                  For purposes of this Section 9.04:

(i)                                     “CAM Exchange” means the exchange of the Lenders’ interests provided in this Section 9.04.

(ii)                                  “CAM Exchange Date” means the date on which an Event of Default under Section 9.01(f) or (g) with respect to the Company shall occur.

(iii)                               “CAM Percentage” means, as to each Lender, a fraction, expressed as decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the sum of (i) the Specified Obligations owed to such Lender and (ii) such Lender’s participations in undrawn amounts of Letters of Credit, in each case immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent of the sum of (i) the Specified Obligations owed to all the Lenders and (ii) the aggregate undrawn amount of all outstanding Letters of Credit, in each case immediately prior to the CAM Exchange Date.

(iv)                               “Exposure” means, with respect to any Lender, the sum at such time, without duplication, of such Lender’s (i) Applicable Percentage of the Total Revolving A Outstandings (including any participation interests in Letters of Credit and Swing Line Loans) plus (ii) Applicable Percentage of the Outstanding Amount of Revolving B Loans plus (iii) Applicable Percentage of the Outstanding Amount of the Term Loan.  For purposes hereof, Exposure shall be expressed in Dollars.

(v)                                 “Specified Obligations” means Obligations consisting of principal of and interest on the Loans, reimbursement obligations in respect of Letters of Credit and fees.

ARTICLE X

ADMINISTRATIVE AGENT

10.01                 Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer (other than Section 10.06), and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Swap Counterparties and potential Cash Management Banks) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any Liens created under or pursuant to the Collateral Documents governed by English Law for and on behalf of or in trust for) such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents, separate trustees or co-trustees and attorneys-in-fact appointed by the Administrative Agent pursuant to Section

10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents, separate trustees, co-trustees and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02                 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

10.03                 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or discretionary rights expressly subject to Administrative Agent consent, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04                 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05                 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06                 Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give 30 days’ prior written notice of its resignation to the Lenders, the L/C Issuer and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank (subject to the Company’s approval (not to be unreasonably withheld, conditioned or delayed) of such successor if no Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing) with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above (subject to the Company’s approval (not to be unreasonably withheld, conditioned or delayed) of such successor if no Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing).  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and appoint a successor (subject to the Company’s approval (not to be unreasonably withheld, conditioned or delayed) of such successor if no Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of (or, as applicable, in trust for) the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)                                 Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender) and the acceptance of such appointment by the applicable Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07                 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08                 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09                 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10                 Collateral and Guaranty Matters.

Without limiting the provisions of Section 10.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Swap Counterparty) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of the Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable provider thereof shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event, or (iii) as approved in accordance with Section 11.01;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.02(a)(ii), Section 8.02(a)(v) (but, with respect to Liens securing refinancings or renewals of Indebtedness secured by Liens permitted by Section 8.02(a)(vii), limited to Liens of the type or nature permitted by Section 8.02(a)(ii) without giving effect to the limitations on the amount of Indebtedness secured by such Liens in Section 8.02(a)(ii)) or by Section 8.02(a)(vii) (in the case of Section 8.02(a)(vii) to the extent such Liens are limited to Liens of the type or nature permitted by Section 8.02(a)(ii) without giving effect to the limitations on the amount of Indebtedness secured by such Liens in Section 8.02(a)(ii)) (or to release such Lien where such Lien is not permitted by the instrument or document evidencing or relating to the Indebtedness secured by such Lien and such prohibition is not in violation of Section 8.02(c)); and

(c)                                  to release any Guarantor from its obligations under the Loan Documents (including releasing all Liens granted by such Person under the Collateral Documents) if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11                 Secured Cash Management Agreements and Secured Hedge Agreements.

No Cash Management Bank or Swap Counterparty that obtains the benefit of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Counterparty, as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Maturity Date.

ARTICLE XI

MISCELLANEOUS

11.01                 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent acting at the direction of the Required Lenders) and the applicable Borrower or the applicable Loan Party, as the case may be, and furnished to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)                                 no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02, Section 5.03 or Section 5.04, or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of a Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)                              change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)                                 change (A) any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby, or (B) the definition of “Required Revolving A Lenders” or “Required Revolving B Lenders” without the written consent of each Lender under the applicable Class;

(vi)                              release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)                           (A) release the Company without the consent of each Lender, (B) except in connection with a transaction permitted under Section 8.07, release all or substantially all of the value of the Guaranty, or (C) release the Guaranty by the Company of the Obligations of the UK Borrower, in each case, without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.10 or Section 11.11 (in which case such release may be made by the Administrative Agent acting alone);

(viii)                        amend Section 1.06 or the definition of “Alternative Currency”, “LIBOR Quoted Currency” or “Non-LIBOR Quoted Currency” without the written consent of each Lender and L/C Issuer obligated to make Credit Extensions in Alternative Currencies; or

(b)                                 unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)                                  unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d)                                 unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, further, that notwithstanding anything to the contrary herein, (i) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) only the consent of the applicable Borrower and the Lenders and L/C Issuer that have agreed to issue such Credit Extension in the applicable Alternative Currency shall be necessary to amend the definition of “Eurocurrency Rate” to provide for the addition of a replacement interest rate with respect to such Alternative Currency, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

In addition to the foregoing, the Company may supplement Schedule 6.01 as contemplated by this Agreement.

Notwithstanding any provision herein to the contrary, this Agreement may be amended (i) with the written consent of the Administrative Agent, the L/C Issuer, the Borrowers and the Lenders obligated to make Credit Extensions in Alternative Currencies to amend the definition of “Alternative Currency”, “LIBOR Quoted Currency”, “Non-LIBOR Quoted Currency” or “Eurocurrency Rate” solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.06, and (ii) as permitted under Section 2.03(l) or to reflect increases in Commitments permitted under Section 2.01(b) (or to permit additional Credit Extensions approved by the Required Lenders), with the consent solely of the Company and the Administrative Agent.

Notwithstanding any provision herein to the contrary the Administrative Agent and the Company may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the

Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

In addition, notwithstanding the foregoing, the Company may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Commitments or Loans of the accepting Lenders to be extended, (B) modify the Applicable Rate and/or fees payable with respect to the Loans and Commitments of the accepting Lenders, (C) modify any covenants or other provisions or add new covenants or provisions that are agreed between the Company, the Administrative Agent and the Accepting Lenders; provided that such modified or new covenants and provisions are applicable only during periods after the Maturity Date that is in effect on the effective date of such Permitted Amendment, and (D) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (A), (B) and (C) of this paragraph (“Permitted Amendments”, and any amendment to this Agreement to implement Permitted Amendments, a “Loan Modification Agreement”)  pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective.  Permitted Amendments shall become effective only with respect to the Commitments and/or Loans of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Commitments and/or Loans as to which such Lender’s acceptance has been made.  The Company, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such resolutions, opinions and other documents as reasonably requested by the Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that (1) upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Commitments and Loans of the Accepting Lenders as to which such Lenders’ acceptance has been made, (2) any applicable Lender who is not an Accepting Lender may be replaced by the Company in accordance with Section 11.14, and (3) the Administrative Agent and the Company shall be permitted to make any amendments or modifications to any Loan Documents necessary to allow any borrowings, prepayments, participations in Letters of Credit and Swing Line Loans and commitment reductions to be ratable across each class of Commitments the mechanics for which may be implemented through the applicable Loan Modification Agreement and may include technical changes related to the borrowing and repayment procedures of the Lenders; provided that with the consent of the Accepting Lenders such prepayments and commitment reductions and reductions in participations in Letters of Credit and Swing Line Loans may be applied on a non-ratable basis to the class of non-Accepting Lenders.

11.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, the L/C Issuer or any Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.

(d)                                 Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities Laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications, Notices of Loan Prepayment and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party; provided that such indemnity shall not, as to any such Person, be available to the extent that such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Company shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable, out of pocket fees, charges and disbursements of counsel for the Administrative Agent in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable out of pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that pursuant to this clause (iii), the Company shall not be required to reimburse such fees, charges and disbursements of more than one counsel to the Administrative Agent, the L/C Issuer and all the Lenders, taken as a whole, and if necessary, one local domestic or foreign counsel in any relevant domestic or foreign jurisdiction, to the Administrative Agent, the L/C Issuer and the Lenders, taken as a whole, unless the representation of one or more Lenders by such counsel would be inappropriate due to the existence of an actual conflict of interest, in which case, upon prior written notice to the Company, the Company shall also be required to reimburse the reasonable out of pocket fees, charges and disbursements of one additional counsel to such affected Lenders in each relevant jurisdiction.

(b)                                 Indemnification by the Loan Parties.  The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel to the Indemnitees, taken as a whole, and if necessary, one local domestic or foreign counsel in any relevant domestic or foreign jurisdiction, to the Indemnitees, taken as a whole, unless the representation of one or more Indemnitees by such counsel would be inappropriate due to the existence of an actual conflict of interest, in which case, upon prior written notice to the Company, the Company shall also be required to reimburse the reasonable out of pocket fees, charges and disbursements of one additional counsel to such affected Indemnitees in each relevant jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01 or Section 3.08), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Claim related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Indemnified Parties), (y) result from a claim brought by any Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise solely from a dispute among the Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as Administrative Agent, Lead Arranger, L/C Issuer, Swing Line Lender or any similar role under this Agreement or any other Loan Document) that does not involve any act or omission of the Borrower or any of its Affiliates.  Without limiting the provisions of Section 3.01(c) or Section 3.07(i), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  Without limiting the Loan Parties’ indemnification obligations above, to the fullest extent permitted by applicable Law, no party hereto shall assert, and each other party hereto hereby waives, any claim against any other party hereto (or any Indemnitee or any Loan Party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (other than in respect of any such damages incurred or paid by an Indemnitee to a third party and to which such Indemnitee is otherwise entitled to indemnification as provided above).  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or $1,000,000, in the case of any assignment in respect of the Term Loan) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving A Commitment or Revolving B Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loan on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any (1) Revolving A Commitment or any Revolving B Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; provided that, in consenting to any such assignment, the Administrative Agent has no duty to, and shall not be liable to any Loan Party, any assignor or assignee Lenders or any of their respective Affiliates for any failure to, inquire or otherwise verify whether or not such assignment is being made to a Competitor, and the Administrative Agent shall have no duty or obligation to enforce any prohibition on such assignment; and

(C)                               the consent of the L/C Issuer and the Swing Line Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving A Loans and Revolving A Commitments.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  Where the consent of the Company is not required for an assignment, the Administrative Agent shall promptly send to the Company a copy of the Assignment and Assumption duly executed by the parties to the relevant assignment.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a natural Person; or (D) a Competitor.  All parties hereto acknowledge and agree that the Administrative Agent shall have no obligation or duty to monitor or track whether any Competitor shall have become an assignee or Lender hereunder.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative

Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 3.07(c), 3.07(i) and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, a Competitor or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04, 3.05, 3.07(c) and 3.07(i) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required of such Participant under Sections 3.01(e) and 3.07 shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.14 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01, 3.04, 3.07(c) or 3.07(i), with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  All parties hereto acknowledge and agree that the Administrative Agent shall have no obligation or duty to monitor or track whether any Competitor shall have become a Participant hereunder.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving A Commitment and Revolving A Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Company, the Administrative Agent and the other Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Company and the Administrative Agent, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender and the acceptance of such appointment by the applicable successor, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer or any other L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of such resigning L/C Issuer with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall have agreed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case such Person shall inform the Company promptly thereof unless prohibited by applicable Law from doing so or unless requested as part of such authority’s regulatory review or oversight, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case such Person shall inform the Company promptly thereof unless prohibited by applicable Law from doing so), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section or to other confidentiality arrangements satisfactory to the Company, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder (it being understood and agreed by the Company that customary procedures employed by the Administrative Agent for providing such Persons access via IntraLinks, Syndtrak or similar system to information and other materials related to this Agreement and the confidentiality terms to be accepted by such Persons in connection therewith are satisfactory to the Company for the purposes of this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company and its Affiliates and that is obtained from a source that is not known by such Person or Related Party to be in breach of its confidentiality obligations with the Company or any of its Affiliates.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary (other than such information that is obtained from a source that is known by such Person receiving such information to be in breach of its confidentiality obligations with the Loan Parties or any of its Subsidiaries); provided that “Information” shall not include information independently developed by the Administrative Agent, the Lenders or the L/C Issuer without the use of confidential Information.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08                 Rights of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation; UK Borrower Limitation.

(a)                                 Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(b)                                 Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or the other documents relating to the Obligations, the UK Borrower shall be not liable or responsible for any Obligations except the Obligations of the UK Borrower

11.10                 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Collateral Release.

The Administrative Agent and the Lenders agree:

(a)                                 that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Commitments and payment in full of the Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable provider thereof shall have been made) and the expiration of termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii)

when such property is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event, in each case to a Person that is not, or is not required to become, a U.S. Loan Party, or (iii) as approved in accordance with Section 11.01;

(b)                                 to the extent required by the holder of such Lien pursuant to the terms of the instrument or document evidencing the Indebtedness secured by such Lien, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.02(a)(ii), Section 8.02(a)(v) (but, with respect to Liens securing refinancings or renewals of Indebtedness secured by Liens permitted by Section 8.02(a)(vii), limited to Liens of the type or nature permitted by Section 8.02(a)(ii) without giving effect to the limitations on the amount of Indebtedness secured by such Liens in Section 8.02(a)(ii)) or by Section 8.02(a)(vii) (in the case of Section 8.02(a)(vii), to the extent such Liens are limited to Liens of the type or nature permitted by Section 8.02(a)(ii) without giving effect to the limitations on the amount of Indebtedness secured by such Liens in Section 8.02(a)(ii)) (or to release such Lien where such Lien is not permitted by the instrument or document evidencing or relating to the Indebtedness secured by such Lien and such prohibition is not in violation of Section 8.02(c)); and

(c)                                  to release any Guarantor from its obligations under the Loan Documents (including releasing all Liens granted by such Person under the Collateral Documents) if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

The Administrative Agent shall promptly execute and deliver such documents and release instruments and subordination agreements (including UCC-3 amendments and releases), in form and substance satisfactory to the Administrative Agent, as may be reasonably requested by the Company in connection with the releases and subordination of Liens referred to in clauses (a) through (c) above, and all expenses in preparing and filing such documents, release instruments and agreements shall be borne by the Company.

11.12                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.13, if and to the extent that the enforceability of any provisions in this Agreement relating to

Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.14                 Replacement of Lenders.

If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01, 3.04, 3.07(c) and 3.07(i)) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal) or the applicable Borrower (in the case of all other amounts); provided that such interest and fees may be funded by the applicable Borrower or such assignee;

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04, or payments required to be made pursuant to Section 3.01, 3.07(c) or 3.07(i) such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

provided, further, that the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.14 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption notwithstanding anything in Section 11.06 to the contrary.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.15                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT

(EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO (OR IN THE CASE OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER, ANY RELATED PARTY THEREOF) IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THE ENFORCEMENT OF COLLATERAL AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.16                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY

JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates in connection with this Agreement and the transaction contemplated hereby, or any other Person and (B) neither the Administrative Agent , the Lead Arrangers nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18                 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Notices of Loan Prepayments, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any

other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the L/C Issuer or such Lender pursuant to procedures approved by it and provided further, without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

11.19                 USA PATRIOT Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.20                 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of a Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from such Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

[SIGNATURE PAGES FOLLOW]

Annex B

Schedule 2.01

Schedule 2.01

Commitments and Applicable Percentages

Lender	Revolving A Commitment	Applicable Percentage of Revolving A Commitment	Revolving B Commitment	Applicable Percentage of Revolving B Commitment
Bank of America, N.A.	$56,981,191.22	22.792476488%	$26,018,808.78	26.018808780%
Wells Fargo Bank, National Association	$43,250,783.70	17.300313480%	$19,749,216.30	19.749216300%
BMO Harris Bank, N.A.	$26,774,294.67	10.709717868%	$0	0.000000000%
Bank of Montreal	$0	0.000000000%	$12,225,705.33	12.225705330%
Compass Bank	$24,714,733.54	9.885893416%	$11,285,266.46	11.285266460%
PNC Bank, National Association	$24,714,733.54	9.885893416%	$11,285,266.46	11.285266460%
MUFG Union Bank, N.A. f/k/a Union Bank, N.A.	$15,103,448.28	6.041379312%	$6,896,551.72	6.896551720%
Regions Bank	$12,357,366.77	4.942946708%	$5,642,633.23	5.642633230%
HSBC Bank USA, National Association	$15,103,448.28	6.041379312%	$6,896,551.72	6.896551720%
First Bank of Highland Park	$12,000,000.00	4.800000000%	$0	0.000000000%
United FCS, PCA d/b/a FCS Commercial Finance Group	$9,500,000.00	3.800000000%	$0	0.000000000%
1st Farm Credit Services, PCA	$9,500,000.00	3.800000000%	$0	0.000000000%
TOTAL	$250,000,000.00	100.000000000%	$100,000,000.00	100.000000000%

Annex C

Schedule 2.01-A

Schedule 2.01-A

TERM LOAN Commitments and Applicable Percentages

Lender	Term Loan Commitment	Applicable Percentage of Term Loan Commitment
Bank of America, N.A.	$35,000,000.00	17.500000000%
Wells Fargo Bank, National Association	$35,000,000.00	17.500000000%
Compass Bank	$27,000,000.00	13.500000000%
BMO Harris Bank, N.A.	$26,000,000.00	13.000000000%
MUFG Union Bank, N.A. f/k/a Union Bank, N.A.	$20,000,000.00	10.000000000%
Regions Bank	$20,000,000.00	10.000000000%
PNC Bank, National Association	$17,000,000.00	8.500000000%
HSBC Bank USA, National Association	$5,000,000.00	2.500000000%
First Bank of Highland Park	$5,000,000.00	2.500000000%
United FCS, PCA d/b/a FCS Commercial Finance Group	$5,000,000.00	2.500000000%
1st Farm Credit Services, PCA	$5,000,000.00	2.500000000%
TOTAL	$200,000,000.00	100.000000000%

Annex D

Exhibit 2.05

FORM OF NOTICE OF LOAN PREPAYMENT

TO:                                                                           Bank of America, N.A., as [Administrative Agent][Swingline Lender]

RE:                                                                           Credit Agreement, dated as of July 17, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among FTD Companies, Inc., a Delaware corporation (the “Company”), Interflora British Unit, a company incorporated under the laws of England & Wales (the “UK Borrower,” and together with the Company, the “Borrowers”), the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

DATE:                                                          [Date]

The undersigned Borrower hereby notifies the Administrative Agent that on                           (1) pursuant to the terms of Section 2.05 (Prepayments) of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐Optional prepayment of [Revolving A][Revolving B][Term Loan] in the following amount(s):

☐Eurocurrency Rate Loans: $                      (2)

Applicable Interest Period:

[In the following Alternative Currency:       ]

☐Base Rate Loans:  $                           (2)

☐Optional prepayment of Swingline Loans in the following amount: $                             (2)

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(1) Specify date of such prepayment.

(2) The amount of any optional prepayment shall be in compliance with Section 2.5.

[FTD COMPANIES, INC.,
a Delaware corporation

By:
Name:
Title:	](3)

[INTERFLORA BRITISH UNIT,
a company incorporated under the laws of England & Wales

By:
Name:
Title:	](3)

(3)  Insert applicable Borrower.

Annex E

Exhibit 5.03

Form of Solvency Certificate

[                              ], 201[ ]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 5.03 of the Credit Agreement, dated as of dated as of July 17, 2013, among FTD Companies, Inc., a Delaware corporation (the “Company”), Interflora British Unit, a company incorporated under the Laws of England & Wales, the Guarantors party hereto, the Lenders party hereto, and Bank of America, N.A., as Administrative Agent for the Lenders (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement

I, [                            ], the Chief Financial Officer of the Company (after giving effect to the Transactions), in that capacity only and not in my individual capacity, DO HEREBY CERTIFY on behalf of the Company that as of the date hereof, both prior to and after giving effect to [the extension of the Term Loan, the use of the proceeds of the Term Loan on the date hereof and the other transactions contemplated in connection therewith, collectively, the “Transactions”] [the consummation of the Bloom Acquisition (including the consummation of the Bloom Acquisition Agreement and the Credit Extensions to be made under the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof, collectively, the “Transactions”)]:

1.                                      The sum of the liabilities (including contingent liabilities) of the Company and its Restricted Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of the Company and its Restricted Subsidiaries, on a consolidated basis.

2.                                      The present fair saleable value of the assets of the Company and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its Restricted Subsidiaries as they become absolute and matured.

3.                                      The capital of the Company and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted on the date hereof.

4.                                      The Company and its Restricted Subsidiaries, on a consolidated basis, have not, giving effect to the Transactions, incurred debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.                                      For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances known to the undersigned as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.                                      In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section 5.03(f) of the Credit Agreement [and in Annex I clause (iv) of that certain commitment letter, dated as of July 30, 2014 among the Company, Bank of America, N.A., Wells Fargo Bank, National Association and certain of their affiliates] (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Company and its subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and, to the best knowledge of the undersigned, fairly present, in all material respects, the Company’s and its Restricted Subsidiaries’ consolidated financial condition (including, with respect to the pro forma Financial Statements, the pro forma financial condition giving effect to the Transactions).

7.                                      The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its Chief Financial Officer this day of           , 201 .

FTD COMPANIES, INC.

By:
Name:
Title: Chief Financial Officer

Annex F

Post-Closing Obligations

1.                                      Within 30 days of the date of this Amendment (or such later date as the Administrative Agent shall approve in its sole discretion)

(a)                                 with respect to the Mortgage encumbering the fee interest in the Real Property Asset located at 3113 Woodcreek Drive, Downers Grove, Illinois, an amendment thereof duly executed and acknowledged by Florists’ Transworld Delivery, Inc., a Michigan corporation, , amending all references to the Existing Credit Agreement to refer to the Credit Agreement as amended by this Amendment, in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case, in form and substance reasonably acceptable to the Administrative Agent;

(b)                                 updated title reports and an endorsement to the ALTA’s mortgagee title insurance policy issued with respect to such Real Property described in clause (a) above reasonably requested by the Administrative Agent in connection with the amendment described in clause (a) above, in form and substance reasonably acceptable to the Administrative Agent; and

(c)                                  favorable opinions of legal counsel to Florists’ Transworld Delivery, Inc.with respect to the amendment described in clause (a) above, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent.